EXHIBIT 2.1


                     AGREEMENT AND PLAN OF REORGANIZATION

                                by and between

                          TCF FINANCIAL CORPORATION

                                     and

                           STANDARD FINANCIAL, INC.


                              ------------------
                                March 16, 1997
                              ------------------



                              TABLE OF CONTENTS

                                                               Page
          ARTICLE 1 - THE MERGER  . . . . . . . . . . . . . . .   2
               1.1    The Merger  . . . . . . . . . . . . . . .   2
               1.2    Effects of the Merger . . . . . . . . . .   3
               1.3    Effect on Outstanding Shares of New
                      Bank Common Stock and Stock Plans . . . .   3
               1.4    Merger Consideration Election . . . . . .   6
               1.5    No Fractional Shares  . . . . . . . . . .  10
               1.6    Procedure for Exchange of New Bank
                      Common Stock  . . . . . . . . . . . . . .  10
               1.7    Dissenting Shares . . . . . . . . . . . .  12
               1.8    Effect on Common Stock of Merger Sub  . .  13
               1.9    Corporate Matters . . . . . . . . . . . .  13
               1.10   Tax Consequences  . . . . . . . . . . . .  14
               1.11   Alternative Structure . . . . . . . . . .  14

          ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF TCF . .  14
               2.1    Organization and Qualification  . . . . .  14
               2.2    Authority Relative to this Agreement;
                      Non-Contravention . . . . . . . . . . . .  15
               2.3    Capitalization  . . . . . . . . . . . . .  17
               2.4    1934 Act Reports  . . . . . . . . . . . .  17
               2.5    Financial Statements  . . . . . . . . . .  18
               2.6    Subsidiaries  . . . . . . . . . . . . . .  19
               2.7    Absence of Undisclosed Liabilities  . . .  19
               2.8    No Material Adverse Changes . . . . . . .  20
               2.9    Absence of Certain Developments . . . . .  20
               2.10   Litigation  . . . . . . . . . . . . . . .  21
               2.11   No Brokers or Finders . . . . . . . . . .  22
               2.12   Compliance with Laws; Permits . . . . . .  22
               2.13   Prospectus/Proxy Statement  . . . . . . .  23
               2.14   Validity of TCF Common Stock  . . . . . .  23
               2.15   Reports and Filings . . . . . . . . . . .  24
               2.16   Employee Benefit Plans  . . . . . . . . .  24
               2.17   Properties  . . . . . . . . . . . . . . .  24
               2.18   Interest Rate Risk Management
                      Instruments . . . . . . . . . . . . . . .  25
               2.19   Fairness Opinion  . . . . . . . . . . . .  25

          ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF STANDARD
               3.1    Organization and Qualification  . . . . .  25
               3.2    Authority Relative to this Agreement;
                      Non-Contravention . . . . . . . . . . . .  26
               3.3    Capitalization  . . . . . . . . . . . . .  27
               3.4    1934 Act Reports and Regulatory
                      Reports . . . . . . . . . . . . . . . . .  27
               3.5    Financial Statements  . . . . . . . . . .  28
               3.6    Loans . . . . . . . . . . . . . . . . . .  29
               3.7    Subsidiaries  . . . . . . . . . . . . . .  30
               3.8    Absence of Undisclosed Liabilities  . . .  30
               3.9    No Material Adverse Changes . . . . . . .  31
               3.10   Absence of Certain Developments . . . . .  31
               3.11   Properties  . . . . . . . . . . . . . . .  33
               3.12   Tax Matters . . . . . . . . . . . . . . .  35
               3.13   Contracts and Commitments . . . . . . . .  36
               3.14   Litigation  . . . . . . . . . . . . . . .  36
               3.15   No Brokers or Finders . . . . . . . . . .  36
               3.16   Employee Benefit Plans  . . . . . . . . .  37
               3.17   Insurance . . . . . . . . . . . . . . . .  41
               3.18   Affiliate Transactions  . . . . . . . . .  41
               3.19   Compliance with Laws; Permits . . . . . .  42
               3.20   Administration of Fiduciary Accounts  . .  42
               3.21   Prospectus/Proxy Statement  . . . . . . .  43
               3.22   Interest Rate Risk Management
                      Instruments   . . . . . . . . . . . . . .  43
               3.23   State Takeover Laws; Shareholder
                      Rights Plan . . . . . . . . . . . . . . .  43
               3.24   Fairness Opinion  . . . . . . . . . . . .  43

          ARTICLE 4 - CONDUCT OF BUSINESS PENDING THE MERGER  .  44
               4.1    Conduct of Business by Standard and the
                      Standard Subsidiaries . . . . . . . . . .  44
               4.2    Conduct of Business by TCF  . . . . . . .  48

          ARTICLE 5 - ADDITIONAL COVENANTS AND AGREEMENTS . . .  50
               5.1    Filings and Approvals . . . . . . . . . .  50
               5.2    Certain Loans and Related Matters . . . .  50
               5.3    Monthly Financial Statements  . . . . . .  51
               5.4    Expenses  . . . . . . . . . . . . . . . .  51
               5.5    No Negotiations, etc. . . . . . . . . . .  51
               5.6    Notification of Certain Matters . . . . .  52
               5.7    Access to Information; Confidentiality. .  53
               5.8    Filing of Tax Returns and Adjustments . .  54
               5.9    Registration Statement  . . . . . . . . .  55
               5.10   Affiliate Letters . . . . . . . . . . . .  57
               5.11   Establishment of Accruals . . . . . . . .  57
               5.12   Employee Benefit Plans  . . . . . . . . .  58
               5.13   Tax Treatment . . . . . . . . . . . . . .  59
               5.14   Press Releases  . . . . . . . . . . . . .  59
               5.15   Indemnification and Insurance . . . . . .  59
               5.16   TCF SEC Reports . . . . . . . . . . . . .  61
               5.17   Securities Reports  . . . . . . . . . . .  61
               5.18   Stock Exchange Listing  . . . . . . . . .  61
               5.19   Shareholder Approval  . . . . . . . . . .  61
               5.20   Failure to Fulfill Conditions . . . . . .  62
               5.21   Standard Severance/Change in Control  . .  62
               5.22   Headquarters of Resulting Institution . .  62
               5.23   Conversion/Reincorporation  . . . . . . .  62
               5.24   Private Letter Ruling . . . . . . . . . .  62

          ARTICLE 6 - CONDITIONS  . . . . . . . . . . . . . . .  63
               6.1    Conditions to Obligations of Each
                      Party . . . . . . . . . . . . . . . . . .  63
               6.2    Additional Conditions to Obligation of
                      Standard  . . . . . . . . . . . . . . . .  64
               6.3    Additional Conditions to Obligation of
                      TCF.  . . . . . . . . . . . . . . . . . .  67

          ARTICLE 7 - TERMINATION, AMENDMENT AND WAIVER . . . .  71
               7.1    Termination . . . . . . . . . . . . . . .  71
               7.2    Effect of Termination . . . . . . . . . .  73
               7.3    Amendment . . . . . . . . . . . . . . . .  74
               7.4    Waiver  . . . . . . . . . . . . . . . . .  74

          ARTICLE 8 - GENERAL PROVISIONS  . . . . . . . . . . .  75
               8.1    Public Statements . . . . . . . . . . . .  75
               8.2    Notices . . . . . . . . . . . . . . . . .  75
               8.3    Interpretation  . . . . . . . . . . . . .  76
               8.4    Severability  . . . . . . . . . . . . . .  76
               8.5    Miscellaneous . . . . . . . . . . . . . .  77
               8.6    Survival of Representations, Warranties
                      and Covenants . . . . . . . . . . . . . .  77
               8.7    Schedules . . . . . . . . . . . . . . . .  77
               8.8    Descriptive Headings  . . . . . . . . . .  77
               8.9    Parties in Interest . . . . . . . . . . .  77
               8.10   Counterparts  . . . . . . . . . . . . . .  77

          EXHIBITS:

               A    Form of Standard Affiliate Letter




                     AGREEMENT AND PLAN OF REORGANIZATION

               THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of March 16, 1997, by and between TCF FINANCIAL CORPORATION, a Delaware corporation ("TCF"), and STANDARD FINANCIAL, INC., a Delaware corporation ("Standard").

                             W I T N E S S E T H:

               WHEREAS, Standard Federal Bank for savings, a federal savings bank (the "Bank"), is a wholly-owned first tier subsidiary of Standard;

               WHEREAS, the Boards of Directors of TCF and Standard have determined that it is in the best interests of TCF and Standard and their respective shareholders to consummate a strategic combination of the companies;

               WHEREAS, the strategic combination contemplated by this Agreement will be effected as follows: first, Standard will cause a new interim savings association to be formed ("New Bank"); second, Standard will contribute all of its assets to New Bank and New Bank will assume all of Standard's liabilities and obligations (including Standard's obligations under this Agreement); third, Standard will dissolve and as a result thereof, certificates representing the shares of common stock, par value $.01 per share, of Standard ("Standard Common Stock") will be converted into the right to receive an equal number of shares of common stock, par value $.01 per share, of New Bank ("New Bank Common Stock") (the transactions referred to in clauses first through third hereof is herein referred to as the "Conversion/Reincorporation" and, after the Conversion/Reincorporation, the term "Standard" as used in this Agreement shall also mean New Bank); fourth, New Bank will merge with and into a wholly-owned bank subsidiary of TCF ("Merger Sub") as provided in this Agreement (the "Merger"); and fifth, Bank will, immediately after the Merger, be merged (the "Subsequent Merger") with and into Merger Sub which shall be the surviving institution (the "Resulting Institution");

               WHEREAS, TCF and Standard desire that the Conversion/Reincorporation, the Merger and Subsequent
          Merger be made on the terms and subject to the conditions set forth in this Agreement and qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the
          "Code").

               NOW, THEREFORE, in consideration of the
          representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                  ARTICLE 1

                                  THE MERGER

                    1.1  The Merger.

                         (a)  Subject to the terms and conditions
          of this Agreement, New Bank shall, at the Effective Time (as defined herein), merge with and into Merger Sub, and the separate existence of New Bank shall cease. Merger Sub shall be the resulting institution in the Merger and shall continue its corporate existence. Immediately after the Merger, Bank shall be merged into Merger Sub, and Merger Sub will be the Resulting Institution of the Subsequent Merger.

                         (b)  The Merger and the Subsequent Merger
          will be effected pursuant to the provisions of, and with the effect provided in, the applicable provisions of the rules and regulations of the offices of the Comptroller of the Currency (the "OCC"), the Office of Thrift Supervision ("OTS") and any other applicable authority, as may be applicable (such applicable regulatory authority is hereinafter referred to as the "Bank Authority"), including the execution by Merger Sub and New Bank of articles of merger in the form required by the Bank Authority setting forth the terms of this Agreement (the "Articles of Merger") and the filing thereof with the Bank Authority.

                         (c)  Subject to the provisions of Articles
          6 and 7 hereof, the closing of the transactions contemplated hereby shall take place at such location, on such date, and at such time as TCF and Standard mutually agree, at the earliest practicable time after the expiration of all applicable waiting periods, in connection with approvals of governmental authorities and the satisfaction or waiver of all conditions to the Merger, but in no event later than ten business days after all such waiting periods have expired and all such conditions have been satisfied or waived, or on such other date as the parties hereto may mutually agree upon. On the closing date, to effect the Merger, the parties hereto will cause the Articles of Merger to be executed and filed with the Bank Authority and the Merger shall be effective upon the filing of the Articles of Merger with the Bank Authority in accordance with the rules and regulations of the Bank Authority (the "Effective Time"). The term "Effective Date" shall mean the day on which the Merger becomes effective.

                    1.2 Effects of the Merger. At the Effective Time, the Resulting Institution shall thereupon and thereafter (a) be responsible and liable for all the liabilities, debts, penalties and obligations of each of Merger Sub and New Bank, and (b) possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Merger Sub and New Bank; all property, real, personal and mixed, and all debts due on any account, including subscriptions to shares and all causes in action, and all and every other interest, of or belonging to or due to each of Merger Sub and New Bank shall be taken and deemed to be transferred to and vested in the Resulting Institution without further act or deed; and the title to any real estate or any interest therein, vested in Merger Sub and New Bank shall not revert or be in any way impaired by reason of the Merger.

                    1.3  Effect on Outstanding Shares of New Bank
          Common Stock and Stock Plans. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

                         (a)  New Bank Common Stock.  Each issued
          and outstanding share of New Bank Common Stock on the Effective Date (other than the following shares of New Bank Common Stock which shall be cancelled, retired and cease to exist, and no exchange or payment shall be made with respect thereto: (i) Dissenting Shares (as defined in Section 1.7), if any, (ii) shares of New Bank Common Stock held as treasury stock of New Bank, and (iii) shares of New Bank Common Stock held directly or indirectly by TCF except for such shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), shall be converted into and exchangeable for the Merger Consideration. The aggregate number of shares of New Bank Common Stock entitled to receive the Merger Consideration is referred to as the "Outstanding New Bank Shares." The "Merger Consideration" shall consist of the amount of cash and/or shares of TCF Common Stock (valued at the Average TCF Stock Price (as defined below)) which, when combined, equals the value per share set forth in the chart below opposite the appropriate Average TCF Stock Price, as may be determined not later than the Effective Time pursuant to the provisions of this Section 1.3(a). Such amount shall be allocated among the holders of New Bank Common Stock in accordance with Section 1.4. The amount of Merger Consideration payable with respect to each share of New Bank Common Stock entitled to Merger Consideration is referred to as the "Merger Consideration Value Per Share." The "Merger Consideration Value Per Share" shall be determined as follows:

          Average TCF Stock Price      Merger Consideration Value Per Share
          -----------------------      ------------------------------------
          Greater than $54.00          $12.50 + 0.24643 x Average TCF
                                       Stock Price

          Greater than $47.75 and      $25.81
          less than or equal to
           $54.00

          Greater than or equal to     $12.50 + 0.27869 x Average TCF
          $43.75 and less than or      Stock Price
          equal to $47.75

          Greater than or equal to     $24.69
          $37.50 and less than
          $43.75

          Less than $37.50             $12.50 + 0.32514 x Average TCF
                                       Stock Price

               The term "Aggregate Cash" shall mean the sum of: (i) the number of Dissenting Shares multiplied by the Merger Consideration Value Per Share (the "Dissenting Shares Cash"), (ii) the amount payable with respect to the Stock Options outstanding at the Effective Time pursuant to
          Section 1.3(b) ("Option Cash") and (iii) the aggregate amount of the cash portion of the Merger Consideration for the Outstanding New Bank Shares (the "Aggregate Cash Merger Consideration").

               If the Average TCF Stock Price is equal to or less than $47.75 and equal to or greater than $43.75, then the aggregate Merger Consideration shall consist of (i) cash equal to the number of Outstanding New Bank Shares multiplied by $12.50, and (ii) a number of shares of TCF Common Stock equal to 0.27869 multiplied by the number of Outstanding New Bank Shares.

               If the Average TCF Stock Price is less than $43.75 or greater than $47.75, TCF shall notify Standard and the Exchange Agent not later than the Effective Time as to the amount of the Aggregate Cash Merger Consideration which shall be part of the Merger Consideration and the balance of the Merger Consideration shall be paid in shares of TCF Common Stock based on the value of such shares at the Average TCF Stock Price; provided, however, the Aggregate Cash shall not be less than 44.5% of the Aggregate Merger Transaction Amount (as defined below) unless the Average TCF Stock Price is greater than $54.00 in which case the Aggregate Cash Merger Consideration shall not be less than $10.76 multiplied by the Outstanding New Bank Shares and, provided further, in no event will the Aggregate Cash less Option Cash exceed the maximum amount permitted without preventing the Merger and the Conversion/Reincorporation from qualifying as a reorganization with the meaning of Section 368(a) of the Code as determined by the tax advisors of TCF and Standard.

               The "Average TCF Stock Price" shall be the average of the daily closing sales prices of TCF Common Stock as reported on the New York Stock Exchange Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as mutually agreed by TCF and Standard) for the 30 consecutive full trading days ending on the Determination Date. The "Determination Date" shall be the third business day immediately prior to either (x) the date (as originally scheduled in the notice mailed to the shareholders and without giving effect to any adjournments or postponements) of the special meeting of the Standard stockholders to obtain the approvals referred to in Section 5.19 hereof or (y) the date on which the last regulatory approval required to consummate the Merger has been obtained and all statutory or regulatory waiting periods in respect thereof have expired, whichever date is closest to the Effective Date. The "Aggregate Merger Transaction Amount" is an amount equal to (i) the Aggregate Cash, plus (ii) the aggregate number of shares of TCF Common Stock included as part of the Merger Consideration multiplied by the Average TCF Stock Price.

               All of the shares of New Bank Common Stock converted into and exchangeable for the Merger Consideration pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time. Each certificate previously representing any such shares of New Bank Common Stock shall thereafter represent the right to receive the Merger Consideration pursuant to this Section 1.3(a), as allocated among the holders of Outstanding New Bank Shares in accordance with Section 1.4. On and after the Effective Date and until surrendered for exchange, each stock certificate which immediately prior to the Effective Date represented Outstanding New Bank Shares shall be deemed for all purposes, except as provided in
          Section 1.6(b) hereof, to evidence ownership of and to represent the number of whole shares of TCF Common Stock, if any, into which such Outstanding New Bank Shares shall have been converted pursuant to this Section 1.3(a) as allocated among the holders of Outstanding New Bank Shares in accordance with Section 1.4. The record holder of such outstanding certificate shall, after the Effective Date, be entitled to vote the shares of TCF Common Stock into which the shares of Outstanding New Bank Shares evidenced by such certificate shall have been so converted on any matters on which the holders of record of TCF Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of New Bank Common Stock, TCF may rely conclusively upon the record of stockholders maintained by New Bank or New Bank's stock transfer agent containing the names and addresses of the holders of record of New Bank Common Stock on the Effective Date.

                         (b)  Stock Options. At the Effective Time,
          each outstanding stock option to purchase shares of Standard Common Stock (a "Stock Option") granted under either the Standard Financial, Inc. Stock Option Plan or the Standard Financial, Inc. Stock Option Plan for Outside Directors (together, the "Standard Stock Option Plans") shall, pursuant to the terms of such plans, become immediately exercisable and fully vested. Immediately prior to the Effective Time, all outstanding Stock Options shall be cancelled, and Standard shall pay to each holder, for each Stock Option held, an amount in cash equal to the Market Value of the Stock Option on the Effective Date, less the Exercise Price of the option (as those terms are defined in the Standard Stock Option Plans). Standard confirms that it is the intent of the Standard Stock Option Plans to provide that the "Market Value of the Common Stock" (as used in the Standard Stock Option Plans) per share for the purposes of computing the amount payable to the holders of the Stock Options pursuant to this Section 1.3(b) shall be the Merger Consideration Value Per Share.

                         (c)  Management Recognition and Retention
          Plan. At the Effective Time, pursuant to the Standard Financial, Inc. Management Recognition and Retention Plan (the "MRRP"), the Plan Shares subject to Plan Share Awards held by Participants in the MRRP (as such terms are defined in the MRRP) shall become 100% vested, such shares shall be Outstanding New Bank Shares, and holders of such shares shall be entitled to receive Merger Consideration and to make cash elections as provided in Sections 1.3 and 1.4. Pursuant to the representations in
          Section 3.3, all of such Plan Shares subject to Plan Share Awards are included in the number of outstanding shares of Standard Common Stock stated in Schedule 3.3.

                    1.4  Merger Consideration Election.

                         (a)  Subject to the limitations set forth
          in this Section 1.4, holders of Outstanding New Bank Shares shall be provided with an opportunity to elect to receive cash consideration in lieu of TCF Common Stock in the Merger for any or all such shares of New Bank Common Stock, in accordance with the election procedures set forth in this Section 1.4. An election form (an "Election Form") and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing New Bank Common Stock ("Old Certificates") shall pass, only upon proper delivery of such Old Certificates to an exchange agent designated by TCF (the "Exchange Agent") in such form as Standard and TCF shall mutually agree) shall be mailed immediately after the Effective Time ("Mailing Date") to each holder of record of Standard Common Stock as of the Effective Time.

               Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Outstanding New Bank Shares to elect, subject to provisions of this Section 1.4, to receive, on a per share basis, with respect to such holder's New Bank Common Stock (i) cash (shares as to which such election is made, the "Cash Election Shares") or (ii) TCF Common Stock (shares as to which such election is made, the "Stock Election Shares"). To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. on the 20th day following the Mailing Date (or such other time and date as Standard and TCF may mutually agree) (the "Election Deadline").

               Standard shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of New Bank Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.
          If a stockholder either (i) does not submit a properly completed Election Form in a timely fashion, or (ii) revokes its Election Form prior to the Election Deadline, the shares of New Bank Common Stock held by such stockholder shall be designated "No Election Shares."
          TCF shall cause the certificates representing New Bank Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither TCF nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

                         (b)  The "Cash Election Amount" shall be
          equal to the product of the Merger Consideration Value Per Share multiplied by the total number of Cash Election Shares. Based on the Cash Election Amount and subject to the last paragraph of this Section 1.4(b), TCF shall cause the Exchange Agent to allocate, within five business days after the Election Deadline, to the holders of Outstanding New Bank Shares, the right to receive, with respect to each Outstanding New Bank Share, cash or TCF Common Stock in the Merger as follows:

                              (i)  If the Aggregate Cash
               Merger Consideration is greater than the Cash
               Election Amount, then

                                   (A)  all Cash Election
                    Shares shall be converted into the
                    right to receive cash,

                                   (B)  the Exchange
                    Agent will select, on a pro rata
                    basis, first from among the holders
                    of No Election Shares and then, if
                    necessary, from among the holders of
                    Stock Election Shares, a sufficient
                    number of such shares ("Cash Designee
                    Shares") such that the sum of Cash
                    Designee Shares and Cash Election
                    Shares multiplied by the Merger
                    Consideration Value equals as closely
                    as practicable the Aggregate Cash
                    Merger Consideration, and

                                   (C)  any Stock
                    Election Shares and any No Election
                    Shares, in each case, not so selected
                    as Cash Designee Shares shall be
                    converted into the right to receive
                    TCF Common Stock at the conversion
                    ratio (expressed as a decimal to the
                    fifth place and then rounded to the
                    nearest whole number at such fifth
                    place) of the Merger Consideration
                    Value Per Share divided by the
                    Average TCF Stock Price.

                             (ii)  If the Aggregate Cash
               Merger Consideration is less than the Cash
               Election Amount, then

                                   (A)  all Stock
                    Election Shares shall be converted
                    into the right to receive TCF Common
                    Stock,

                                   (B)  the Exchange
                    Agent will select, on a pro rata
                    basis, first from among the holders
                    of No Election Shares and then, if
                    necessary, from among the holders of
                    Cash Election Shares, a sufficient
                    number of such shares (collectively,
                    "Stock Designee Shares") such that
                    the sum of Stock Designee Shares
                    multiplied by the Merger
                    Consideration Value Per Share equals
                    as closely as practicable the
                    difference between the Cash Election
                    Amount and the Aggregate Cash Merger
                    Consideration.  The Stock Designee
                    Shares shall be converted into the
                    right to receive TCF Common Stock at
                    the conversion ratio (expressed as a
                    decimal to the fifth place and then
                    rounded to the nearest whole number
                    at such fifth place) of the Merger
                    Consideration Value Per Share divided
                    by the Average TCF Stock Price, and

                                   (C)  any Cash Election
                    Shares and any No Election Shares, in
                    each case, not so selected as Stock
                    Designee Shares shall be converted
                    into the right to receive cash at the
                    Merger Consideration Value Per Share.

               Notwithstanding the foregoing, if any holder of Outstanding New Bank Shares shall either elect to receive TCF Common Stock or fail to make an election pursuant to this Section 1.4 and tax counsel to either TCF or Standard believes that such election or failure to elect will jeopardize the characterization of Conversion/Reincorporation, the Merger or Subsequent Merger as a reorganization within the meaning of Section 368 of the Code, then TCF will request that such holder execute and deliver a shareholder tax certificate in the form reasonably satisfactory to both such tax counsel and, if such holder fails to execute such certificate, such holder shall receive the Merger Consideration relating to such shares entirely in cash without regard to the holder's election or failure to elect, and the TCF Common Stock that such holder would have received shall be allocated to other holders of Outstanding New Bank Shares (other than holders to which this paragraph applies) to the extent and in lieu of cash that such other holders would have received hereunder.

                    1.5  No Fractional Shares.  No fractional
          shares of TCF Common Stock, and no certificates representing such fractional shares, shall be issued upon the surrender for exchange of certificates representing New Bank Common Stock. In lieu of any fractional share, TCF shall pay to each holder of New Bank Common Stock who otherwise would be entitled to receive a fractional share of TCF Common Stock an amount of cash (without interest) equal to (a) the Average TCF Stock Price multiplied by
          (b) the fractional share interest to which such holder would otherwise be entitled.

                    1.6  Procedure for Exchange of New Bank Common
          Stock.

                         (a)  On the Effective Date, TCF shall
          deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this
          Section 1.6, certificates representing the aggregate number of shares of TCF Common Stock into which the Outstanding New Bank Shares shall be converted pursuant to Section 1.3, and TCF shall cause the Resulting Institution to deposit with the Exchange Agent cash in the amount of the Aggregate Cash Merger Consideration (such cash and certificates are hereinafter referred to as the "Exchange Fund"). After the Effective Date, TCF shall, on the payment or distribution date, tender to the Exchange Agent as an addition to the Exchange Fund all dividends and other distributions applicable to shares of TCF Common Stock held in the Exchange Fund.

                         (b)  Until outstanding certificates
          formerly representing Standard Common Stock or New Bank Common Stock are surrendered as provided in Section 1.4 hereof, no dividend or distribution payable to holders of record of TCF Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of TCF Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring subsequent to the Effective Date.

                         (c)  After the Effective Date, there shall
          be no further registration of transfers on the records of New Bank of outstanding certificates formerly representing shares of Standard Common Stock or New Bank Common Stock and, if a certificate formerly representing such shares is presented to New Bank, Standard or TCF, it shall be forwarded to the Exchange Agent for cancellation and exchange for Merger Consideration as herein provided.

                         (d)  Any portion of the Exchange Fund
          consisting of shares of TCF Common Stock or the cash dividends paid on TCF Common Stock deposited by TCF into the Exchange Fund pursuant to Section 1.6(a) (including the proceeds of any investments thereof) that remains unclaimed by the holders of New Bank Common Stock for six months after the Effective Date shall be returned to TCF. Any portion of the Exchange Fund consisting of cash deposited by the Resulting Institution into the Exchange Fund pursuant to Section 1.6(a) (including the proceeds of any investments thereof) that remains unclaimed by the holders of New Bank Common Stock for six months after the Effective Date shall be returned to the Resulting Institution. Any holders of New Bank Common Stock who have not theretofore complied with Sections 1.4 and 1.6 shall thereafter look only to (i) TCF for delivery and payment of the portions of the Merger Consideration that includes shares of TCF Common Stock, the cash in lieu of fractional shares of TCF Common Stock as provided in
          Section 1.5, and any unpaid dividends and distributions on the TCF Common Stock deliverable in respect of such shares of New Bank Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon, and (ii) to Resulting Institution for payment of the cash portion of the Merger Consideration in respect of each share of New Bank Common Stock that such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of New Bank Common Stock are not surrendered or the payment for them not claimed immediately prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent not prohibited by abandoned property law and any other applicable law, become the property of TCF or the Resulting Institution, as the case may be, (and to the extent not in such respective party's possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of TCF, the Resulting Institution, the Exchange Agent or any other person shall be liable to any former holder of New Bank Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                         (e)  In the event any certificate for New
          Bank Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration required pursuant to this Agreement, provided, however, that TCF, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against TCF, the Resulting Institution, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

                    1.7  Dissenting Shares.

                         (a)  Notwithstanding any provision of this
          Agreement to the contrary, the holder (a "Dissenting Shareholder") of any shares of Standard Common Stock who has demanded and perfected such holder's demand for appraisal of said shares (the "Dissenting Shares") in accordance with the provisions of applicable law (if applicable law provides such rights) and at the time of the dissolution of Standard (immediately prior to the Merger) (the "Dissolution Time") has neither effectively withdrawn nor lost his or her right to such appraisal shall not have a right to receive the Merger Consideration for such Dissenting Shares pursuant to
          Section 1.3 above and shall only be entitled to such rights as are granted by applicable law. The Resulting Institution shall make any and all payments due to holders of Dissenting Shares.

                         (b)  Notwithstanding the provisions of
          Section 1.7(a) above, if any Dissenting Shareholder demanding appraisal of such Dissenting Shareholder's Dissenting Shares under applicable law shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to appraisal, then as of the Dissolution Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in
          Section 1.3 and as allocated pursuant to Section 1.4 upon surrender of the certificate or certificates representing such Dissenting Shares.

                         (c)  Standard shall give TCF prompt notice
          of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by Standard, and TCF shall have the right to participate in all negotiations and proceedings with respect to such demands. Standard shall not, except with the prior written consent of TCF (which will not be unreasonably withheld or delayed) or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

                    1.8 Effect on Common Stock of Merger Sub. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time all issued and outstanding shares of Merger Sub held by TCF will remain issued and outstanding and shall constitute all of the issued and outstanding shares of the Resulting Institution.

                    1.9  Corporate Matters.  At the Effective Time:

                         (a)  Charter.  The Charter (as defined in
          Section 2.1) of Merger Sub, as in effect at the Effective Time, shall be the Charter of the Resulting Institution until thereafter amended in accordance with applicable law.

                         (b)  Bylaws.  The Bylaws of Merger Sub as
          in effect immediately prior to the Effective Time, shall be the Bylaws of the Resulting Institution until thereafter amended in accordance with applicable law.

                         (c)  Board of Directors.  Subject to
          obtaining any requisite approval of the Bank Authority, the number of directors on the Board of Directors of the Resulting Institution shall be increased to the number of directors of Merger Sub immediately prior to the Effective Time (not to exceed ten) plus the number of directors of Standard (not to exceed nine) immediately prior to the Effective Time. Upon consummation of the Merger and subject to receipt of any requisite approvals of the Bank Authority, the directors on the Board of Directors of the Resulting Institution shall consist of the directors on the Boards of Directors of Merger Sub and Standard immediately prior to the Dissolution Time and the Effective Time, subject to the right of the shareholders of the Resulting Institution to remove and elect directors of the Resulting Institution. On the Effective Date, Standard shall cause to be delivered to TCF the resignations of the directors of Standard, Bank, and New Bank and the other Standard Subsidiaries (as defined in Section 3.7) who are not to continue as a director on the Board of Directors of the Resulting Institution. In addition, TCF shall cause its Board of Directors to be expanded by one (1) seat as of the Effective Time and such directorship shall, as of such time, be filled by one director of Standard mutually acceptable to TCF and Standard; it being the intention of the parties that such director will be David H. Mackiewich.

                         (d)  Officers.  The officers of the
          Resulting Institution immediately after the Effective Time will be as follows: (i) the Executive Chairman shall be David H. Mackiewich; (ii) the President shall be designated by TCF; and (iii) the other officers shall be the officers of the Resulting Institution immediately prior to the Effective Time designated by TCF, the officers of Standard who choose to continue with the Resulting Institution on the Effective Date as approved by TCF, and such other officers as the Board of Directors of the Resulting Institution may elect on the Effective Date until their successors are elected and qualified and subject to the right of the Board of Directors of the Resulting Institution to remove and elect officers after the Effective Date.

                    1.10  Tax Consequences.  It is intended that
          the Conversion/Reincorporation, the Merger and Subsequent Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code.

                    1.11 Alternative Structure. TCF may structure the acquisition of Standard contemplated by this Agreement in any other form of reorganization or combination as TCF may direct; provided that (i) there are no material adverse federal income tax consequences to Standard, TCF, Merger Sub or any other relevant entities or to the shareholders of Standard, TCF, Merger Sub or the Resulting Institution as a result of such modification and counsel to each party delivers an opinion to such effect, (ii) the consideration to be received by the shareholders of Standard is not changed or altered and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals.


                                  ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF TCF

               TCF hereby represents and warrants to Standard as follows:

                    2.1 Organization and Qualification. TCF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. TCF is registered as a savings and loan holding company with the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act (the "HOLA") and is authorized under the HOLA to carry on its business as now conducted. Each of the Material TCF Subsidiaries (as defined in Section 2.6 and identified on Schedule 2.6) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. TCF has filed an application with the Federal Reserve Board to become a bank holding company under the Bank Holding Company Act (the "BHCA"), and the foregoing representation is subject to modification upon approval of such application and consummation of the conversion of TCF's savings bank subsidiaries to national banks to the effect that TCF will then be a bank holding company under the BHCA. The copies of the Charter (as defined below) and Bylaws of TCF and each Material TCF Subsidiary which have been made available to Standard prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Charter" with respect to any corporation or depository institution shall mean those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of its incorporation or organization, including the articles or certificate of incorporation or association and any and all amendments thereto. TCF and each of the TCF Subsidiaries is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on TCF. As used in this Agreement, the term "Material Adverse Effect" with respect to an entity means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis, it being understood that a Material Adverse Effect shall not include a change with respect to, or effect on, such entity resulting from a change in law, rule, regulation, generally accepted accounting principles ("GAAP") or regulatory accounting principles, as such would apply to the financial statements of such entity, a change with respect to, or effect on, such entity resulting from expenses incurred in connection with this Agreement or the transactions contemplated by this Agreement, or a change with respect to, or effect on, such entity resulting from any other matter affecting depository institutions generally (including without limitation, savings and loan holding companies and thrifts), including, without limitation, changes in general economic conditions and changes in prevailing interest and deposit rates. At the Effective Time, Merger Sub will be duly organized and validly existing and will have the requisite corporate power and authority to carry on its business. The Charter and Bylaws of Merger Sub as in effect on the date hereof are included in Schedule 2.1; provided that such Charter and Bylaws will be modified as TCF may determine in connection with its conversion to a national bank.

                    2.2 Authority Relative to this Agreement; Non-Contravention. TCF has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by TCF and the Articles of Merger by Merger Sub and the consummation by TCF and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of TCF and, in the case of Merger Sub, will be duly authorized by the Board of Directors of Merger Sub and by the Board of Directors of TCF, acting on behalf of TCF as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of TCF are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by TCF and, assuming it is a valid and binding obligation of Standard, constitutes the valid and binding obligation of TCF enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Schedule 2.2, none of TCF or the TCF Subsidiaries is subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Articles of Merger or the consummation of the transactions contemplated hereby, other than any such breaches, violations, rights of termination or acceleration or encumbrances which will not, in the aggregate, have a Material Adverse Effect on the TCF. Except for (a) the filing of applications and notices with the OCC under the Bank Merger Act, the Federal Reserve Board under the BHCA, the OTS under the HOLA and the Federal Deposit Insurance Act ("FDIA"), and approval of such applications and notices, (b) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR"), (c) the filing and effectiveness with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-4 relating to the TCF Common Stock to be issued in connection with this Agreement and the transactions contemplated hereby, and effectiveness of such Registration Statement, (d) requisite approvals under applicable blue sky laws, (e) the filing of the Articles of Merger with the Bank Authority, and (f) such filings, authorizations or approvals as may be set forth in
          Schedule 2.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of TCF, any of the TCF Subsidiaries or Merger Sub for the consummation by TCF and Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same will not, in the aggregate, have a Material Adverse Effect on TCF or materially adversely affect the consummation of the transactions contemplated hereby.

                    2.3  Capitalization.  The authorized, issued
          and outstanding shares of capital stock of TCF as of the date hereof is correctly set forth on Schedule 2.3. The issued and outstanding shares of capital stock of each of TCF and the Material TCF Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 2.3, there are as of the date hereof, no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating TCF or any Material TCF Subsidiary to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock or of any of its affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of TCF or any Material TCF Subsidiary or the earnings or other attributes of TCF or any Material TCF Subsidiary. TCF has made available to Standard true and correct copies of all such agreements, arrangements (including all stock plans, but excluding individual stock option or restricted stock agreements) or commitments. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of TCF or any TCF Subsidiary may vote are issued or outstanding except as set forth in Schedule 2.3.

                    2.4 1934 Act Reports. Prior to the execution of this Agreement, TCF has delivered or made available to Standard complete and accurate copies of (a) TCF's Annual Reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995 (the "TCF 10-K Reports") as filed with the SEC, (b) all TCF proxy statements and annual reports to shareholders used in connection with meetings of TCF shareholders held since January 1, 1994 and (c) TCF's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (the "TCF 10-Q Reports," and together with the TCF 10-K Reports, the "TCF SEC Reports") as filed with the SEC. As of their respective dates or as subsequently amended prior to the date hereof, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. Since January 1, 1994, TCF has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act").

                    2.5  Financial Statements.

                         (a)  Attached hereto as Schedule 2.5(a) is
          a copy of TCF's audited financial statements for the year ended December 31, 1996 (the "1996 TCF Financial Statements"). The TCF financial statements (including any footnotes thereto) contained in the TCF SEC Reports and the 1996 TCF Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q, and fairly present the consolidated financial position of TCF and the TCF Subsidiaries as of the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended (subject, in the case of the unaudited statements, to recurring year end adjustments normal in nature and amount and the absence of footnotes).

                         (b)  In TCF's reasonable judgment, the
          allowance for loan losses reflected in TCF's financial statements (including footnotes thereto) contained in the TCF SEC Reports and the 1996 TCF Financial Statements is and will be, in the case of the financial statements delivered by TCF to Standard pursuant to Section 5.16 hereof, adequate in all material respects as of their respective dates under GAAP consistently applied except for the adoption of SFAS No. 114 for periods prior to January 1, 1995. The real estate acquired through foreclosure or deed in lieu of foreclosure ("REO") reflected in TCF's financial statements (including footnotes thereto) contained in the TCF SEC Reports and the 1996 TCF Financial Statements is and will be, in the case of the financial statements delivered by TCF to Standard pursuant to Section 5.16 hereof, carried at the lower of cost or fair value, or the lower of cost or net realizable value, in accordance with GAAP consistently applied.

                         (c)  TCF has furnished Standard with
          copies of the balance sheets of each Material TCF Subsidiary as of December 31, 1993, 1994 and 1995 and as of March 31, 1996, June 30, 1996 and September 30, 1996 and the related statements of income, changes in stockholders' equity and cash flows for the years and periods then ended (collectively, together with footnotes thereof, if any, the "TCF Subsidiaries Financial Statements"). The TCF Subsidiaries Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present the financial position of the respective Material TCF Subsidiary (subject, in the case of unaudited statements, to recurring year-end adjustments normal in nature and amount and the absence of footnotes).

                         (d)  The books and records of TCF and the
          Material TCF Subsidiaries have been, and are being, maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all material transactions customarily reflected in such books and records in respect of the business, assets, liabilities and affairs of TCF on a consolidated basis.

                    2.6 Subsidiaries. Schedule 2.6 correctly sets forth the name and jurisdiction of incorporation of each corporation, fifty percent or more of the voting securities of which is owned directly or indirectly by TCF (each a "TCF Subsidiary" and collectively the "TCF Subsidiaries") and identifies the Material TCF Subsidiaries. All of the issued and outstanding shares of capital stock of each TCF Subsidiary are owned directly or indirectly by TCF free and clear of any lien, pledge, security interest, encumbrance or charge of any kind. Except for the stock of the TCF Subsidiaries directly or indirectly owned by TCF or as otherwise disclosed on Schedule 2.6, neither TCF nor any TCF Subsidiary owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity which is material to the operations, assets or liabilities of TCF on a consolidated basis, except Federal Home Loan Bank stock and readily marketable securities owned by TCF or a TCF Subsidiary in the ordinary course of business.

                    2.7 Absence of Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including Taxes (as defined in Section 3.12) with respect to or based upon transactions or events heretofore occurring that are required to be reflected, disclosed or reserved against in audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of TCF and the TCF Subsidiaries, been so reflected, disclosed or reserved against in the audited balance sheet as of December 31, 1996 (the "Latest TCF Balance Sheet Date") included in the 1996 TCF Financial Statements, and TCF and the TCF Subsidiaries have no other Liabilities except (a) Liabilities incurred since the Latest TCF Balance Sheet Date in the ordinary course of business, (b) as otherwise disclosed on Schedule 2.7,
          (c) Liabilities incurred pursuant to this Agreement or in connection with the transactions contemplated hereunder,
          (d) other Liabilities which, in aggregate, are not material or (e) matters disclosed in any Form 8-K filings
          by TCF after December 31, 1996.   As of December 31,
          1996, there were no agreements or commitments binding TCF or any TCF Subsidiary to extend credit to any person in the amount of $1,000,000 or more, except (A) as set forth on Schedule 2.7, and (B) one to four family residential mortgages.

                    2.8  No Material Adverse Changes.  Since
          December 31, 1996, there has been no event, occurrence or development in the business of TCF or the TCF Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on TCF or materially adversely affect the ability of TCF to consummate the transactions contemplated hereby.

                    2.9 Absence of Certain Developments. Except as disclosed in any Current Reports of TCF on Form 8-K filed prior to the date of this Agreement, or on Schedule
          2.9 unless otherwise expressly contemplated or permitted by this Agreement, since December 31, 1996 to the date hereof, TCF has not:

                         (a)  issued or sold any of its equity
          securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, except (i) deposit and other bank obligations in the ordinary course of business, (ii) pursuant to the exercise of stock options and warrants issued under, or otherwise pursuant to, the agreements, arrangements or commitments identified on Schedule 2.3, or (iii) the grant to employees and directors of stock options and restricted stock under TCF's 1995 Incentive Stock Program and Director Stock Program (the "TCF Stock Plans") in the ordinary course of business;

                         (b)  redeemed, purchased, acquired or
          offered to acquire, directly or indirectly, any shares of capital stock of TCF or any of the TCF Subsidiaries or other securities of TCF or any of the TCF Subsidiaries, except pursuant to the exercise of stock options and warrants issued under, or otherwise pursuant to, the agreements, arrangements or commitments identified on
          Schedule 2.3, or stock options issued in the ordinary course of business after the date hereof;

                         (c)  split, combined or reclassified any
          of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of its capital stock or other securities, except (i) dividends paid in cash by the TCF Subsidiaries which are wholly owned by TCF to TCF or to another wholly owned TCF Subsidiary and (ii) the regular quarterly cash dividend of $.1875 for each share of TCF Common Stock;

                         (d)  borrowed any amount or incurred or
          became subject to any material liability in excess of $1,000,000 except borrowings or liabilities incurred in the ordinary course of business;

                         (e)  sold, assigned or transferred any
          assets with an aggregate market value in excess of $150,000 for less than fair consideration, except (i) in the ordinary course of business, (ii) liens and encumbrances for current property taxes not yet due and payable or being contested in good faith, and (iii) liens and encumbrances which do not materially affect the value of, or materially interfere with, the current use or ability to convey, the property subject thereof or affected thereby;

                         (f)  cancelled any material debts or
          claims or waived any rights of material value, except in the ordinary course of business or upon payment in full;

                         (g)  suffered any theft, damage,
          destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on TCF;

                         (h)  acquired (by merger, exchange,
          consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to TCF on a consolidated basis, except in exchange for debt previously contracted, including REO;

                         (i)  taken any other material action or
          entered into any material transaction other than in the ordinary course of business; or

                         (j)  agreed to do any of the foregoing.

                    2.10  Litigation.  Except as set forth on
          Schedule 2.10 as of the date hereof, there are no actions, suits, proceedings, orders, audits or investigations pending or, to the Knowledge of TCF, threatened against TCF or any of the TCF Subsidiaries, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign in which the adverse party or parties seeks or could be reasonably expected to receive recovery from TCF or any TCF Subsidiary, or their respective properties or assets, of an amount or value in excess of $350,000 or injunctive or other equitable relief. As used in this Agreement, the terms "Knowledge" or "Known" with respect to an entity means the knowledge of management officials of such entity having responsibility for the matter in question.

                    2.11  No Brokers or Finders.  Except as
          disclosed on Schedule 2.11, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of TCF or any of the TCF Subsidiaries.

                    2.12 Compliance with Laws; Permits. Each of TCF and the TCF Subsidiaries has complied with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties or employee benefit plans of TCF or any of the TCF Subsidiaries and to which TCF or any of the TCF Subsidiaries may be subject (including, without limitation, the Occupational Safety and Health Act of 1970, the Employee Retirement Income Security Act of 1974 ("ERISA"), the HOLA (if applicable), the BHCA (if applicable), the National Bank Act (if applicable), the Federal Deposit Insurance Act (the "FDIA"), the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act and the Equal Credit Opportunity Act, each as amended, and any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety or the environment), except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on TCF or adversely affect TCF's ability to consummate the transactions contemplated hereby; and, to the Knowledge of TCF, no claims have been filed by any such governments or agencies against TCF or any of the TCF Subsidiaries alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies which would, individually or in the aggregate, have a Material Adverse Effect on TCF or adversely affect TCF's ability to consummate the transactions contemplated hereby. Each of TCF and the TCF Subsidiaries holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business as currently conducted, except where failure to obtain such authorizations would not, individually or in the aggregate, have a Material Adverse Effect on TCF or adversely affect the ability of TCF to consummate the transactions contemplated hereby. Neither TCF nor any of the TCF Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory agreement letter from, or has adopted any board resolutions at the request of, any Bank Regulator (as defined herein) which would have a Material Adverse Effect on TCF nor have any of TCF or any of the TCF Subsidiaries been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, supervisory letter, commitment letter, board resolutions or similar undertaking. A "Bank Regulator" means any federal or state governmental authorities charged with the supervision or regulation of the person or persons with respect to which such term is used (individually, a "Bank Regulator" and collectively, the "Bank Regulators").

                    2.13 Prospectus/Proxy Statement. At the time the Registration Statement (as defined in Section 5.9(a) hereof) becomes effective and at the time the Prospectus/Proxy Statement (as defined in Section 5.9(a) hereof) is mailed to the shareholders of Standard in order to obtain approvals referred to in Section 5.19 and at all times subsequent to such mailing up to and including the times of such approval, the Registration Statement and the Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to TCF (including the TCF Subsidiaries) and its shareholders, TCF Common Stock, this Agreement, the Articles of Merger, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder ("1933 Act") and the 1934 Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no such representations shall apply to any written information or representations under this Agreement, including financial statements, of or provided by Standard for such Prospectus/Proxy Statement.

                    2.14 Validity of TCF Common Stock. The shares of TCF Common Stock to be issued pursuant to this Agreement and the transactions contemplated hereby will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

                    2.15  Reports and Filings.  Since January 1,
          1994, each of the TCF and the TCF Subsidiaries have filed each report or other filing it was required to file with any Banking Regulator having jurisdiction over it (together with all exhibits thereto, the "TCF Regulatory Reports"), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on TCF or adversely affect the ability of the TCF to consummate the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each of the TCF Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

                    2.16 Employee Benefit Plans. TCF is not aware of any facts or circumstances with respect to any TCF Employee Benefit Plan, as defined herein, that could reasonably be expected to have a Material Adverse Effect on TCF. For purposes of this Section 2.16, a "TCF Employee Benefit Plan" is any plan, policy, practice, arrangement or agreement providing for benefits, compensation (other than current cash compensation) or perquisites to any current or former employee or independent contractor, or the dependents or family members of any such current or former employee or independent contractor, with respect to which TCF, any TCF Subsidiary or any other person who under applicable law would, together with TCF, be deemed to be a single employer, could have any liability.

                    2.17  Properties.  Neither TCF nor any TCF
          Subsidiary nor any of the real property owned by TCF or any TCF Subsidiary is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, including applicable environmental protection laws and regulations, which violation would, individually or in the aggregate, have a Material Adverse Effect on TCF, and neither TCF nor any TCF Subsidiary has received any notice of any such violation which has not been remedied or cured, or of the existence of any condemnation proceeding with respect to any material real properties owned or leased by TCF or any TCF Subsidiary. To the Knowledge of TCF, no hazardous substances, hazardous wastes, pollutants or contaminants have been deposited or disposed of in, on or under any real properties currently owned, managed or controlled by TCF or any TCF Subsidiary, except in compliance with applicable law or where such deposit or disposal is not reasonably likely to result in a Material Adverse Effect on TCF.

                    2.18  Interest Rate Risk Management
          Instruments.

                         (a)  Schedule 2.18 contains true, correct
          and complete copies of all interest rate swaps, caps and floors agreements, and any similar interest rate risk management agreements to which TCF or any TCF Subsidiary is a party or by which any of their properties or assets may be bound.

                         (b)  All interest rate swaps, floors, and
          option agreements and other interest rate risk management arrangements to which TCF or any TCF Subsidiary is a party or by which any of their properties or assets may be bound, were entered into in the ordinary course of business, and, to TCF's Knowledge, in accordance with prudent banking practice and applicable rules, regulations, and policies of any Bank Regulator in all material respects and with financially responsible counterparties and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. TCF and each TCF Subsidiary has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued. To TCF's Knowledge, there are no material breaches, violations, or defaults or allegations or assertions of such by any party thereunder.

                    2.19  Fairness Opinion.  TCF has received a
          written opinion in a form reasonably acceptable to TCF from Piper Jaffray, Inc. to the effect that the Merger is fair from a financial point of view to holders of TCF Common Stock.


                                  ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF STANDARD

               Standard hereby represents and warrants to TCF as follows:

                    3.1 Organization and Qualification. Standard is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Bank is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States and has the requisite corporate power to carry on its business as now conducted. Each of Standard Subsidiaries (as defined in Section 3.7 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The copies of the Charter and Bylaws of Standard and each Standard Subsidiary which have been made available to TCF prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement. Each of Standard and each Standard Subsidiary is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Standard.

                    3.2 Authority Relative to this Agreement; Non-Contravention. Standard has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. New Bank will have the requisite corporate power and authority to enter into the Articles of Merger and to carry out its obligations thereunder. The execution and delivery of (i) this Agreement by Standard and the consummation by Standard of the transactions contemplated hereby have been duly authorized by the Board of Directors of Standard and (ii) the Articles of Merger by New Bank and the transactions contemplated thereby will, as of the Effective Date, be duly authorized by the Board of Directors of New Bank, and except for approval of this Agreement, the Conversion/Reincorporation and the Merger by the requisite vote of Standard's shareholders, no other corporate proceedings on the part of Standard or any Standard Subsidiaries are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Standard and, assuming it is a valid and binding obligation of TCF, constitutes a valid and binding obligation of Standard enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Schedule 3.2, none of Standard or any of the Standard Subsidiaries is subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or
          (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Articles of Merger or the Conversion/Reincorporation or the consummation of the transactions contemplated hereby or thereby, other than any such breaches, violations, rights of termination or acceleration or encumbrances which will not, in the aggregate, have a Material Adverse Effect on Standard. Except for (a) the filings, notices, consents and approvals described in Section 2.2 hereof and (b) such filings, authorizations or approvals as may be set forth in Schedule 3.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Standard or any of the Standard Subsidiaries for the consummation by Standard or any of the Standard Subsidiaries of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same will not, in the aggregate, have a Material Adverse Effect on Standard or materially adversely affect the consummation of the transactions contemplated hereby.

                    3.3  Capitalization.  The authorized, issued
          and outstanding shares of capital stock of each of Standard and the Standard Subsidiaries as of the date hereof is correctly set forth on Schedule 3.3. The number of outstanding shares of Standard Common Stock identified in Schedule 3.3 includes (i) the aggregate number of shares of Standard Common Stock under the MRRP which have been granted (as set forth on Schedule 3.3) and which vest upon consummation of the Merger as provided in Section 1.3(c), and (ii) all allocated and unallocated shares of Standard Common Stock held by the ESOP (as defined in Section 5.12 below). The issued and outstanding shares of capital stock of each of Standard and the Standard Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights.
          Except as disclosed on Schedule 3.3, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Standard or any Standard Subsidiary to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock or of any of its subsidiaries or affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of Standard or any of the Standard Subsidiaries, or the earnings or other attributes of Standard or any of the Standard Subsidiaries. Schedule
          3.3 contains true and correct copies of all such agreements, arrangements (including all stock plans, but excluding individual stock option or restricted stock agreements) or commitments. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of Standard or any Standard Subsidiary may vote are issued or outstanding except as set forth in Schedule 3.3.

                    3.4 1934 Act Reports and Regulatory Reports. Prior to the execution of this Agreement, Standard has delivered or made available to TCF complete and accurate copies of (a) Standard's Annual Reports on Form 10-K for the years ended December 31, 1994 and 1995 (the "Standard 10-K Reports") as filed with the SEC, (b) all Standard proxy statements and annual reports to shareholders used in connection with meetings of Standard shareholders held since January 1, 1994 and (c) Standard's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (the "Standard 10-Q Reports," and together with the Standard 10-K Reports, the "Standard SEC Reports") as filed with the SEC. As of their respective dates or as subsequently amended prior to the date hereof, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. Prior to the execution of this Agreement, Standard has delivered or made available to TCF complete and accurate copies of all reports that Bank was required to file with the OTS (the "Bank Regulatory Reports") since January 1, 1994. Since January 1, 1994, Bank has filed in a timely manner all Bank Regulatory Reports that it was required to file with the OTS. As of their respective dates or as subsequently amended prior to the date hereof, each of the Bank Regulatory Reports
          (i) was true and correct in all material respects, and
          (ii) complied as to form in all material respects with applicable rules and regulations of the OTS.

                    3.5  Financial Statements.

                         (a)  Attached hereto as Schedule 3.5(a) is
          a copy of Standard's audited financial statements for the year ended December 31, 1996 (the "Standard 1996 Financial Statements"). The financial statements (including any footnotes thereto) contained in the Standard SEC Reports, the Standard 1996 Financial Statements and the Bank Regulatory Reports have been prepared in accordance with GAAP or, in the case of the Bank Regulatory Statements, the rules and regulations of the OTS, applied on a consistent basis during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q, and fairly present the financial position of Standard or Bank, as the case may be, as of the dates thereof and the results of operations, changes in stockholders' equity and cash flows for the periods then ended (subject, in the case of the unaudited statements, to recurring year end adjustments normal in nature and amount and the absence of footnotes).

                         (b)  In Standard's reasonable judgment,
          the allowance for loan losses reflected in the financial statements (including footnotes thereto) contained in the Standard SEC Reports, the Standard 1996 Financial Statements and the Bank Regulatory Reports is and will be, in the case of the financial statements delivered by Standard or Bank to TCF pursuant to Section 5.3 hereof, adequate in all material respects as of their respective dates under GAAP consistently applied except for the adoption of SFAS No. 114 for periods prior to January 1, 1995. The REO reflected in the financial statements (including footnotes thereto) contained in the Standard SEC Reports, the Standard 1996 Financial Statements and the Bank Regulatory Reports is and will be, in the case of the financial statements delivered by Standard or Bank to TCF pursuant to Section 5.3 hereof, carried at the lower of cost or fair value, or the lower of cost or net realizable value, in accordance with GAAP consistently applied.

                         (c)  Standard has furnished TCF with
          copies of the balance sheets of Bank as of December 31, 1994, 1995 and 1996, and the related statements of income, changes in shareholder's equity and cash flows for the years and periods then ended (collectively, together with any footnotes thereto, the "Bank Financial Statements"). The Bank Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present the financial position of Bank (subject, in the case of interim statements, to recurring year end adjustments normal in nature and amount and the absence of footnotes).

                         (d)  The books and records of Standard and
          the Standard Subsidiaries have been, and are being, maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all material transactions customarily reflected in such books and records in respect of the business, assets, liabilities and affairs of Standard on a consolidated basis.

                    3.6  Loans.

                         (a)  The documentation relating to each
          loan made and owned by Bank and the other Standard Subsidiaries (i) with an outstanding principal balance of $500,000 or more and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan, taken as a whole, are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens and (ii) with respect to all other loans and relating to the security interests, mortgages, and other liens with respect to such loans are adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens except where the lack of enforceability would not, individually or in the aggregate, have a Material Adverse Effect on Standard. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including, without limitation, laws, rules and regulations relating to the extension of credit).

                         (b)  Except as set forth in Schedule 3.6,
          as of December 31, 1996, there are no loans, leases, other extensions of credit or commitments to extend credit of Bank or any other Standard Subsidiary that have been or, to Standard's Knowledge, should have been classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification.

                    3.7 Subsidiaries. Schedule 3.7 correctly sets forth the name and jurisdiction of incorporation of each corporation, fifty percent or more of the voting securities of which is owned directly or indirectly by Standard, including Bank, (each a "Standard Subsidiary" and collectively the "Standard Subsidiaries"). All of the issued and outstanding shares of capital stock of each Standard Subsidiary are owned directly or indirectly by Standard free and clear of any lien, pledge, security interest, encumbrance or charge of any kind. Except for the stock of the Standard Subsidiaries directly or indirectly owned by Standard or as otherwise disclosed on
          Schedule 3.7, neither Standard nor any of the Standard Subsidiaries owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except Federal Home Loan Bank stock and readily marketable securities owned by Standard or a Standard Subsidiary in the ordinary course of its business.

                    3.8 Absence of Undisclosed Liabilities. All of the Liabilities of Standard and the Standard Subsidiaries are reflected, disclosed or reserved against in the audited consolidated balance sheet (the "Standard Latest Balance Sheet") of Standard as at December 31, 1996 (the "Latest Standard Balance Sheet Date") included in the 1996 Standard Financial Statements or in the notes thereto, except (a) Liabilities incurred since December 31, 1996 in the ordinary course of business, (b) as otherwise disclosed on Schedule 3.8, (c) Liabilities incurred pursuant to this Agreement or in connection with the transactions contemplated hereunder, or (d) other Liabilities which, in the aggregate, are not material.
          As of the date hereof, there are no agreements or commitments binding Standard or any Standard Subsidiary to extend credit to any person in the amount of $500,000 or more, except (i) as set forth on Schedule 3.8 or (ii) one to four family residential mortgages.

                    3.9  No Material Adverse Changes.  Since
          December 31, 1996 to the date hereof, there has been no event, occurrence or development in the business of Standard or the Standard Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on Standard or that materially adversely affects the ability of Standard or any of the Standard Subsidiaries to consummate the transactions contemplated hereby.

                    3.10 Absence of Certain Developments. Except as disclosed in the Standard SEC Reports or in any Current Reports of Standard on Form 8-K filed prior to the date of this Agreement, or on Schedule 3.10 unless otherwise expressly contemplated or permitted by this Agreement, since December 31, 1996 to the date hereof, neither Standard nor any of the Standard Subsidiaries has:

                         (a)  issued or sold any of its equity
          securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, except (i) in the case of Bank, deposit and other bank obligations in the ordinary course of business or (ii) pursuant to the exercise of stock options and warrants issued under, or otherwise pursuant to, the agreements, arrangements or commitments identified on Schedule 3.3;

                         (b)  redeemed, purchased, acquired or
          offered to acquire, directly or indirectly, any shares of capital stock of Standard or any of the Standard Subsidiaries or other securities of Standard or any of the Standard Subsidiaries, except pursuant to the exercise of stock options and warrants issued under, or otherwise pursuant to, the agreements, arrangements or commitments identified on Schedule 3.3;

                         (c)  split, combined or reclassified any
          of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of its capital stock or other securities, except (i) dividends paid in cash by the Standard Subsidiaries to Standard or any other Standard Subsidiary, and (ii) the regular quarterly cash dividend of $.10 per share, payable to holders of Standard Common Stock of record in January, 1997 and paid in April, 1997;

                         (d)  borrowed any amount or incurred or
          became subject to any material liability, except borrowing or liabilities (x) incurred in the ordinary course of business or (y) incurred under the contracts and commitments disclosed in Schedule 3.13, but in no event has Standard or any Standard Subsidiary entered into any borrowings with terms greater than one year except as set forth in Schedule 3.10;

                         (e)  discharged or satisfied any material
          lien or encumbrance on the properties or assets of Standard or any of the Standard Subsidiaries or paid any material liability other than in the ordinary course of business, other than reverse repurchase agreements or Federal Home Loan Bank borrowings by Standard or any of the Standard Subsidiaries;

                         (f)  sold, assigned, transferred,
          mortgaged, pledged or subjected to any lien or other encumbrance any of its assets with an aggregate market value in excess of $250,000 except (i) in the ordinary course of business, including REO, (ii) liens and encumbrances for current property taxes not yet due and payable or being contested in good faith and (iii) liens and encumbrances which do not materially affect the value of, or materially interfere with, the current use or ability to convey, the property subject thereto or affected thereby;

                         (g)  canceled any material debts or claims
          or waived any rights of material value, except in the ordinary course of business or upon payment in full;

                         (h)  suffered any theft, damage,
          destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on Standard;

                         (i)  made or granted any bonus or any
          wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, or entered into any employment contract or hired any employee with an annual salary in excess of $100,000 other than bonuses, compensation increases, promotions or new hires in the ordinary course and in a manner consistent with past practices as previously disclosed to TCF;

                         (j) made or granted any increase in
          the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

                         (k) made any single or group of
          related capital expenditures or commitment therefor in excess of $250,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $250,000 for any group of related leases in the aggregate;

                         (l) acquired (by merger, exchange,
          consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Standard on a consolidated basis, except in exchange for debt previously contracted, including REO;

                         (m) taken any other material action
          or entered into any material transaction other than in the ordinary course of business; or

                         (n) agreed to do any of the
          foregoing.

                    3.11 Properties.

                         (a) Each of Standard and the Standard
          Subsidiaries owns good and marketable title to all of the real property and all of the personal property, fixtures, furniture and equipment reflected on the consolidated balance sheet as of December 31, 1996 of Standard included in the Standard 1996 Financial Statements or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) mortgages on real property set forth on Schedule 3.11(a), (ii) utility and other easements, encumbrances and restrictions that do not materially interfere with the present use of the property for the business being conducted thereon, (iii) liens for current taxes and special assessments not delinquent or being contested in good faith, (iv) leasehold estates with respect to multi-tenant buildings owned by Standard or any of the Standard Subsidiaries, which leases are identified on Schedule 3.11(a), (v) landlords' and statutory liens, and (vi) property disposed of since the Latest Standard Balance Sheet Date in the ordinary course of business.

                         (b) Schedule 3.11(b) contains
          complete and correct copies of (i) all leases relating to real property leased by Standard and the Standard Subsidiaries, and (ii) each lease or license for personal property to which Standard or any Standard Subsidiary is a party as lessee or licensee and which (A) has a remaining term of one year or more and which involves annual payments of more than $250,000, has a term of less than one year and which involves remaining payments in excess of $250,000 or any group of leases or licenses with the same party which have remaining terms of one year or more and which involve annual payments of more than $250,000 in the aggregate or which have remaining terms of less than one year and which involve remaining payments in excess of $250,000 in the aggregate, (B) is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC, or (C) was not entered into in the ordinary course of business. The leases and licenses contained in Schedule 3.11(b) are in full force and effect. Standard or a Standard Subsidiary (if a lessee under such lease or licensee under such license) has a valid and existing interest under each such lease or license for the term set forth therein. With respect to such leases and licenses, neither Standard nor any of the Standard Subsidiaries is in default, nor, to the Knowledge of Standard, are any of the other parties to any of such leases and licenses in default, except for defaults which, individually or in the aggregate, would not have a Material Adverse Effect on Standard.

                         (c) Except as set forth in Schedule
          3.11(c), neither Standard nor any of the Standard Subsidiaries nor any of the real property owned by Standard or any of the Standard Subsidiaries is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, including applicable environmental protection laws and regulations, except for violations which would, individually or in the aggregate, not have a Material Adverse Effect on Standard; and neither Standard nor any of the Standard Subsidiaries has received any written notice of any such violation which has not been remedied or cured, or of the existence of any condemnation proceeding with respect to any material real properties owned or leased by Standard, Bank or any of the Standard Subsidiaries. Except as set forth in Schedule 3.11(c), to the Knowledge of Standard, no hazardous substances, hazardous wastes, pollutants or contaminants have been deposited or disposed of in, on or under any real properties currently owned, managed or controlled by Standard or any of the Standard Subsidiaries, except in compliance with applicable law or where such deposit or disposal is not reasonably likely to result in a Material Adverse Effect on Standard. Except as set forth in Schedule 3.11(c), to the Knowledge of
          Standard: (i) there are no aboveground or underground tanks (excluding hot water storage or propane tanks) located under or in any properties currently owned by Standard or any of the Standard Subsidiaries, and (ii) no prior owners, occupants or operators of any real property currently owned by Standard or any Standard Subsidiary used such properties as a garbage dump or gasoline service station.

                    3.12 Tax Matters. Standard, each of the
          Standard Subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which Standard or any of the Standard Subsidiaries is a member have filed or will file all Tax and Tax information returns or reports required to be filed (taking into account permissible extensions) by them on or prior to the Effective Date, except for such returns or reports where the failure to file would not have a Material Adverse Effect on Standard, and have paid (or have accrued or reserved or will accrue or reserve, prior to the Effective Date, amounts for the payment
          of) all material Taxes shown to be due on such returns and reports relating to the time periods covered thereby. The accrued taxes payable accounts for Taxes and provision for deferred income taxes, specifically identified as such, on the Standard Latest Balance Sheet are sufficient in all material respects for the payment of all unpaid Taxes of Standard and the Standard Subsidiaries accrued for all periods ended on or prior to the date of the Standard Latest Balance Sheet. Except as disclosed on Schedule 3.12, neither Standard nor any of the Standard Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. All material Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Date shall have been paid by or on behalf of Standard and the Standard Subsidiaries or shall be reflected on the books of Standard and the Standard Subsidiaries as an accrued Tax liability determined in a manner which is consistent with past practices. No Tax returns of Standard or any of the Standard Subsidiaries have, during the past five (5) years, been audited by any governmental authority other than as disclosed on Schedule 3.12; and, except as set forth on Schedule 3.12, there are no unresolved questions, claims or disputes asserted in writing by any relevant taxing authority concerning the liability for material Taxes of Standard or any of the Standard Subsidiaries. None of Standard or any Standard Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group, the common parent of which was Standard), or (ii) has liability for Taxes of any person under
          Section 1.1502-6 of the Treasury Regulations. For purposes of this Agreement, the term "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee or assessment imposed by a taxing jurisdiction, including any interest, penalties or additions to, or additional amounts in respect of the foregoing, for each party hereto and its commonly controlled entities and all members of any consolidated, affiliated, combined or unitary group of which any of them is a member.

                    3.13 Contracts and Commitments. Except as set forth on Schedule 3.13 or in Standard SEC Reports, neither Standard nor any of the Standard Subsidiaries
          (i) is a party to any collective bargaining agreement or contract with any labor union, (ii) is a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person, (iii) is a party to any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement, (iv) is a party as of the date hereof to any
          (A) contract with a remaining term in excess of one year which is not terminable, without penalty, on 60 or fewer days notice at any time before or after the expiration of such one- year period for the purchase or sale of assets, products or services, under which the undelivered balance of such assets, products and services has a purchase price in excess of $250,000 for any individual contract or $250,000 in the aggregate for any group of contracts with the same party, (B) other contract which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K, to be performed after the date of this Agreement, or (C) other material agreement or contract which was not entered into in the ordinary course of business and which is not disclosed on Schedules 3.11(a) or 3.11(b), or (v) has any commitment for a capital expenditures in excess of $250,000.

                    3.14 Litigation. Except as set forth on
          Schedule 3.14 as of the date hereof, there are no actions, suits, claims, proceedings, orders or investigations pending or, to the Knowledge of Standard, threatened against Standard or any of the Standard Subsidiaries, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign in which the adverse party or parties seeks recovery from Standard or any Standard Subsidiary, or their respective properties or assets, of an unspecified amount, an amount or value in excess of $100,000 or injunctive or other equitable relief.

                    3.15 No Brokers or Finders. Except as
          disclosed on Schedule 3.15, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Standard or any of the Standard Subsidiaries.

                    3.16 Employee Benefit Plans.

                         (a) Definitions. For the purposes of
          this Agreement, unless the context clearly requires otherwise, the term "Plan" or "Plans" includes all material employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements (including, without limitation, any employment agreement or any program, agreement, policy or commitment providing for severance payments, insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits) applicable to the employees of Standard or any of the Standard Subsidiaries, to which Standard or any of the Standard Subsidiaries contribute, or which Standard or any of the Standard Subsidiaries have committed to implement for their employees prior to the date of this Agreement. Unless the context clearly requires otherwise, "Plan" or "Plans" shall also include any similar program or arrangement maintained by any organization affiliated by ownership with Standard or any of the Standard Subsidiaries for which Standard or any of the Standard Subsidiaries are or would be completely or partially liable for the funding or the administration either as a matter of law or by agreement but excluding customers of the trust departments of affiliates of Bank where there is no ownership affiliation between such customers and Bank. For the purposes of this Section 3.16, a Plan is material if the liability, payments or commitments under such Plan by or for Standard or any Standard Subsidiaries exceeds $100,000 annually. Schedule 3.16 lists the Plans of Standard and each Standard Subsidiary.

                         (b) Except as disclosed on Schedule
          3.16:

                                   (i)  Full Disclosure of All
                    Plans. With respect to all employees and former employees of Standard and the Standard Subsidiaries (and all dependents and beneficiaries of such employees and former employees):

                                        (A)  Neither Standard
                         nor any of the Standard Subsidiaries
                         maintains or contributes to any
                         nonqualified deferred compensation or
                         retirement plans, contracts or
                         arrangements;

                                        (B)  Neither Standard
                         nor any of the Standard Subsidiaries
                         maintains or contributes to any
                         qualified defined contribution plans
                         (as defined in Section 3(34) of ERISA
                         or Section 414(i) of the Code);

                                        (C)  Neither Standard
                         nor any of the Standard Subsidiaries
                         maintains or contributes to any
                         qualified defined benefit plans (as
                         defined in Section 3(35) of ERISA or
                         Section 414(j) of the Code) ("Defined
                         Benefit Plans");

                                        (D)  Neither Standard
                         nor any of the Standard Subsidiaries
                         maintains or contributes to any
                         employee welfare benefit plans (as
                         defined in Section 3(1) of ERISA);

                                        (E)  Neither Standard
                         nor any of the Standard Subsidiaries
                         maintains or contributes to any
                         retiree medical program; and

                                        (F)  Neither Standard
                         nor any of the Standard Subsidiaries
                         maintains or is obligated under any
                         severance policy or other severance
                         arrangement for employees.

                                  (ii)  Funding.  With respect to
                    the Plans, (A) all required contributions which are due have either been made or properly accrued and (B) neither Standard nor any of the Standard Subsidiaries is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

                                 (iii)  Plan Documents.  With
                    respect to all Plans sponsored, maintained or administered by Standard or any Standard Subsidiary and all Plans to which Standard or any Standard Subsidiary is or may be obligated to contribute, Standard has provided true and complete copies of (A) the most recent determination letter, if any, received by Standard or any of the Standard Subsidiaries from the Internal Revenue Service regarding each qualified Plan, (B) the Form 5500 and all schedules and accompanying financial statements, if any, for each Plan for which such form is required to be filed for the three most recent fiscal Plan years, (C) the most recently prepared actuarial valuation report, if any, for each Plan, and (D) copies of the current Plan documents, trust agreements, insurance contracts and all related contracts and documents (including summary plan descriptions and any other material employee communications) with respect to each Plan.

                                  (iv)  Defined Benefit Plans.  As
                    of the Effective Date, no unfunded liability
                    under Title IV of ERISA has been incurred by
                    Standard or any of the Standard Subsidiaries, or any affiliate of Standard or any of the Standard Subsidiaries, that has not been satisfied in full and, to the Knowledge of Standard, no condition exists that presents a material risk to Standard or any of the Standard Subsidiaries or TCF of incurring any
                    such liability.   There are no unfunded vested
                    liabilities (determined using the assumptions used by the Plan for funding and without regard to future salary increases) with respect to Defined Benefit Plans sponsored by Standard or any Standard Subsidiary. There have been no reportable events under Section 4043 of ERISA (with respect to which the 30-day notice requirement has not been waived by regulation) with respect to any Defined Benefit Plan maintained by Standard or any of the Standard Subsidiaries. No Defined Benefit Plan has been terminated that will result in a material liability by Standard or any of the Standard Subsidiaries to the Pension Benefit Guaranty Corporation.

                                   (v)  Multiemployer Plans.  As of
                    the Effective Date, neither Standard nor any of the Standard Subsidiaries has any actual or potential liabilities under Sections 4201 or 4205 of ERISA for any complete or partial withdrawal from any multiemployer plan and, to the Knowledge of Standard, no condition exists that presents a material risk to Standard or any of the Standard Subsidiaries of incurring any such liability.

                                  (vi)  Fiduciary Breach; Claims.
                    Neither Standard nor any of the Standard
                    Subsidiaries nor any of their respective directors, officers, employees or other fiduciaries has committed any breach of fiduciary duty imposed by ERISA or any other applicable law with respect to the Plans which would subject Standard or any of the Standard Subsidiaries, directly or indirectly, to any material liability under ERISA or any applicable law. There are no actions, suits or claims pending against Standard or any Standard Subsidiary relating to benefits other than routine claims for benefits.

                                 (vii)  Prohibited Transactions.
                    Neither Standard nor any of the Standard
                    Subsidiaries nor any of their respective officers, directors, employees, or any other fiduciaries of any Plan has incurred any material liability for any civil penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA.

                                (viii)  Material Compliance With
                    Law. All Plans have been administered in accordance with their terms in all material respects. To the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code. All material Tax information returns or reports and all other material required filings, disclosures and contributions have been made with respect to all Plans. To the Knowledge of Standard, no condition exists that limits the right of Standard or any of the Standard Subsidiaries to amend or terminate any such Plan (except as provided in such Plans or limited under ERISA or the Code).

                                  (ix)  VEBA Funding.  No Plan is
                    funded in whole or in part through a voluntary employees' beneficiary association exempt from tax under Section 501(c)(9) of the Code. To the extent applicable, the limitations under Sections 419 and 419A of the Code have been computed, all unrelated business income tax returns have been filed and appropriate adjustments have been made on all other Tax returns.

                                   (x)  Retirement and COBRA
                    Benefits. Neither Standard nor any of the Standard Subsidiaries has incurred a material liability under current law for benefits after separation from employment other than (i) benefits under Plans listed on Schedule 3.16 or described in Section 3.16(b)(i) hereof, and
                    (ii) health care continuation benefits
                    described in Section 4980B of the Code or Part G of Subtitle B of Title I of ERISA or any comparable provisions under the laws of any state.

                                  (xi)  Collective Bargaining.  No
                    Plan is maintained in whole or in part pursuant to collective bargaining.

                                 (xii)  Employee Status.  Except as
                    otherwise disclosed in other Sections of this Agreement or the Schedules thereto, all employees of Standard or any of the Standard
                    Subsidiaries are "at will" employees.

                         (c) Employees. Except as set forth on
          Schedule 3.16, Standard and the Standard Subsidiaries have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, non- discrimination and the payment of social security and other taxes, except where failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Standard.

                    3.17 Insurance. Schedule 3.17 lists the
          material insurance policies maintained by Standard or any of the Standard Subsidiaries with respect to its business, operations, properties and assets. All such insurance policies are in full force and effect, and neither Standard nor any of the Standard Subsidiaries is in default with respect to its obligations under any of such insurance policies, except where such default would not result in the loss of any material coverage.

                    3.18 Affiliate Transactions. Except as set forth on Schedule 3.18, or in the Standard SEC Reports, neither Standard nor any of the Standard Subsidiaries, nor any executive officer or director of Standard or any of the Standard Subsidiaries, nor any member of the immediate family of any such officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such officer or director), nor any entity which any of such persons "controls" (within the meaning of Regulation O of the Federal Reserve Board ("FRB")), has any loan agreement, note or borrowing arrangement or any other agreement with Standard or any of the Standard Subsidiaries (other than normal employment arrangements), any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Standard or any of the Standard Subsidiaries or any other interest or transaction that would be required to be disclosed under Regulation S-K of the SEC.

                    3.19 Compliance with Laws; Permits. Each of
          Standard and the Standard Subsidiaries has complied with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any of the Standard Subsidiaries or to which Standard or any of the Standard Subsidiaries may be subject (including, without limitation, the Occupational Safety and Health Act of 1970, the HOLA, the FDIA, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act and the Equal Credit Opportunity Act, each as amended, and any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety or the environment), except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Standard or materially adversely affect Standard's ability to consummate the transactions contemplated hereby. Each of Standard and the Standard Subsidiaries holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business as currently conducted, except where failure to obtain such permits, licenses, certificates or authorizations would not, individually or in the aggregate, have an Material Adverse Effect on Standard or materially adversely affect the ability of Standard to consummate the transactions contemplated hereby. Except as disclosed in Schedule 3.19, neither Standard nor any of the Standard Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory agreement letter from, or has adopted any board resolutions at the request of any Bank Regulator, which would have a Material Adverse Effect on Standard, nor has Standard or any of the Standard Subsidiaries been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, supervisory letter, commitment letter, board resolutions or similar undertaking.

                    3.20 Administration of Fiduciary Accounts.
          Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the government documents and applicable state and federal law and regulation and common law except where failure to so administer such accounts, individually or in the aggregate, would not have a Material Adverse Effect on Standard. Neither Standard nor any director, officer or employee of Standard or any Standard Subsidiary has committed any breach of trust with respect to any such fiduciary account which, individually or in the aggregate, would have a Material Adverse Effect on Standard and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                    3.21 Prospectus/Proxy Statement. At the time the Prospectus/Proxy Statement is mailed to the shareholders of Standard in order to obtain approvals referred to in Section 5.19 hereof and at the time of such meeting of Standard's shareholders, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information furnished by Standard (as provided in Section 5.9(c) hereof) for inclusion in the Prospectus/Proxy Statement will (a) comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                    3.22 Interest Rate Risk Management
          Instruments. There are no interest rate swaps, caps, floors, option agreements or any similar interest rate risk management agreements to which Standard or any of the Standard Subsidiaries is a party or by which any of their properties or assets may be bound.

                    3.23 State Takeover Laws; Shareholder Rights
          Plan. The Board of Directors of Standard approved the execution of this Agreement and authorized and approved the Conversion/Reincorporation and Merger prior to the execution by Standard of this Agreement in accordance with Section 203 of the Delaware General Corporation Law so that such section will not apply to this Agreement or the transactions contemplated hereby. The Board of Directors of Standard has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated hereby shall be exempt from (i) the requirements of any "business combination", "moratorium", "control share," "fair price" or other antitakeover laws or regulations of any state or the United States and (ii) any shareholder rights plan or similar plan of Standard or any Standard Subsidiary.

                    3.24 Fairness Opinion. Standard has received a written opinion in a form reasonably acceptable to Standard from Wasserstein Perella & Co., Inc. to the effect that the Merger is fair from a financial point of view to the holders of Standard Common Stock.


                            ARTICLE 4

              CONDUCT OF BUSINESS PENDING THE MERGER

                    4.1 Conduct of Business by Standard and the Standard Subsidiaries. From the date of this Agreement to the Effective Date, unless TCF shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to, this Section 4.1:

                         (a) the business of Standard and the
          Standard Subsidiaries shall be conducted only in, and neither Standard nor any Standard Subsidiary shall take any action except in, the ordinary course, on an arms-length basis and in accordance, in all material respects, with all applicable laws, rules and regulations and with prudent banking practices;

                         (b) neither Standard nor any Standard
          Subsidiary shall directly or indirectly:

                                   (i)  amend or propose to amend
                    its Charter or Bylaws;

                                  (ii)  issue or sell any of its
                    equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except (A) in the case of Bank, deposits and other bank obligations in the ordinary course of business and (B) pursuant to the exercise of the options set forth on
                    Schedule 3.3 on the date of this Agreement;

                                 (iii)  redeem, purchase, acquire
                    or offer to acquire, directly or indirectly, any shares of capital stock of Standard or any Standard Subsidiary or other securities of Standard, or any Standard Subsidiary, except pursuant to the agreements, arrangements or commitments identified on Schedule 3.3;

                                  (iv)  split, combine or
                    reclassify any outstanding shares of capital stock of Standard or any Standard Subsidiary, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock of Standard or any Standard Subsidiary except (A) regular quarterly cash dividends of not more than $.10 per share payable to holders of Standard Common Stock or
                    (B) dividends paid in cash by any Standard
                    Subsidiary to Standard or another Standard
                    Subsidiary;

                                   (v)  borrow any amount or incur
                    or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business, but in no event will Standard or any Standard Subsidiary enter into any borrowings with a term of greater than one (1) year or any other borrowings (other than intercompany or Federal Home Loan Bank borrowings) in excess of $250,000 without prior consultation with TCF, other than as set forth on Schedule 4.1(b);

                                  (vi)  discharge or satisfy any
                    material lien or encumbrance on the properties or assets of Standard or any Standard Subsidiary or pay any material liability, except (A) in the ordinary course of business and (B) in the case of Bank and Standard Subsidiaries, reverse repurchase agreements for Federal Home Loan Bank borrowings;

                                 (vii)  sell, assign, transfer,
                    mortgage, pledge or subject to any lien or other encumbrance any of its assets with an aggregate market value in excess of $250,000, except (A) in the ordinary course of business, including REO; (B) liens and encumbrances for current property taxes not yet due and payable or being contested in good faith and (C) liens and encumbrances which do not materially affect the value of, or materially interfere with the current use or ability to convey, the property subject thereto or affected thereby;

                                (viii)  cancel any material debt or
                    claims or waive any rights of material value, except in the ordinary course of business or upon payment in full;

                                  (ix)  acquire (by merger,
                    exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Standard on a consolidated basis, except in exchange for debt previously contracted, including REO;

                                   (x)  other than as set forth on
                    Schedule 3.10 on the date of this Agreement, make any single or group of related capital expenditures or commitments therefor in excess of $250,000 (other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain assets in good repair) or enter into any lease or group of leases as lessee with the same party which involves aggregate lease payments payable of more than $250,000 for any individual lease or involves more than $250,000 for any group of leases with the same party in the aggregate;

                                  (xi)  enter into or propose to
                    enter into, or modify or propose to modify, any agreement, arrangement, or understanding with respect to any of the matters set forth in this
                    Section 4.1(b) except in the ordinary course of business;

                                 (xii)  without prior consultation
                    with TCF, purchase or otherwise acquire any investments, direct or indirect, in any derivative securities other than occasional overnight investments of excess cash; or

                                (xiii)  without prior consultation
                    with TCF, enter into any interest rate swap, floors and option agreements or other similar interest rate management agreements;

                         (c) neither Standard nor any Standard
          Subsidiary shall directly or indirectly enter into, modify or terminate any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee with an annual salary over $100,000 other than (i) in the ordinary course and in a manner consistent with past practices or (ii) as contemplated by this Agreement, and shall promptly notify TCF of any termination or resignation of any officer or key employee;

                         (d) neither Standard nor any Standard
          Subsidiary shall adopt or amend any profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as required by law or to consummate any of the transactions contemplated hereby in accordance with applicable law, provided that any such arrangement or amendment is approved by TCF which approval shall not be unreasonably withheld by TCF;

                         (e) each of Standard and the Standard
          Subsidiaries shall use reasonable efforts to cause its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies are in full force and effect;

                         (f) neither Standard nor any Standard
          Subsidiary shall enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which is required to be set forth on Schedule 3.14 or to which Standard or any Standard Subsidiary becomes a party after the date of this Agreement which is required to be disclosed in an updated Schedule 3.14, without prior consultation with TCF's General Counsel;

                         (g) each of Standard and the Standard
          Subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects the business organization and the goodwill of Standard and the Standard Subsidiaries and to keep available the services of its officers and employees as a group and preserve intact material agreements, and Standard shall establish a committee of senior management personnel which will confer on a regular and frequent basis with a committee of senior management personnel of TCF, as reasonably requested by TCF, to report on operational matters and the general status of ongoing operations and to plan for the operations of the Resulting Institution upon consummation of the Merger;

                         (h) neither Standard nor any Standard
          Subsidiary shall take any significant action with respect to investment securities held or controlled by them inconsistent with past practices or then current prudent practices, materially alter its investment portfolio duration policy or, without prior consultation with TCF, voluntarily take any action that will have or can reasonably be expected to have a material adverse effect on Bank's asset/liability position;

                         (i) without prior consultation with TCF, Standard and the Standard Subsidiaries shall not make any agreements or commitments binding it to extend credit to any person in an amount in excess of $500,000;

                         (j) with respect to real properties
          leased by Standard and any material personal property leased or licensed by Standard or any Standard Subsidiary for its use, neither Standard nor any Standard Subsidiary shall fail to renew, exercise an option to extend, cancel or surrender any such lease or license nor allow any such lease or license to lapse without prior consultation with TCF; and

                         (k) neither Standard nor any Standard
          Subsidiary shall agree to any action prohibited by any of the foregoing;

          provided, however, that in the event Standard would be prohibited from taking any action by reason of this
          Section 4.1 without the prior written consent of TCF, such action may nevertheless be taken if Standard is expressly required to do so by law or by the OTS and Standard, as the case may be, promptly informs TCF of such action. For purposes of this Agreement, the words "prior consultation" with respect to any action means advance notice of such proposed action and a reasonable opportunity to discuss such action in good faith prior to taking such action.

                    4.2 Conduct of Business by TCF. From the date of this Agreement to the Effective Date, unless
          Standard shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to, this Section 4.2:

                         (a) TCF shall not issue or sell any of
          its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except
          (i) pursuant to the exercise of the options or warrants or the conversion of convertible securities set forth on Schedule 2.3 and pursuant to the exercise of options granted under clause (iii) below, (ii) issuances of TCF Common Stock to satisfy the employer matching obligations under the TCF's 401(k) Plan for the participants in such plan who elect to invest in TCF Common Stock, (iii) grants of options and restricted stock under the TCF Stock Plans in the ordinary course of business, (iv) pursuant to TCF's dividend reinvestment plan, or (v) as set forth in Schedule 4.2.

                         (b) TCF shall not redeem, purchase,
          acquire or offer to acquire, directly or indirectly, any shares of capital stock of TCF or other securities of TCF, except pursuant to the agreements, arrangements or commitments identified on Schedule 2.3 and any redemption of redeemable debt, including but not limited to TCF's outstanding convertible debentures;

                         (c) TCF shall not split, combine or
          reclassify any outstanding shares of capital stock of TCF or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock of TCF except the regular quarterly cash dividends of not more than $.32 per share;

                         (d) TCF shall not borrow any amount or
          incur or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business or borrowings to redeem outstanding debentures, borrowings to effect the transactions contemplated by this Agreement, or as set forth in Schedule 4.2;

                         (e) neither TCF nor any TCF Subsidiary
          shall amend its Charter or Bylaws in a manner which would adversely affect in any manner the terms of the TCF Common Stock, or materially adversely affect the ability of TCF to consummate the transactions contemplated hereby in a timely manner;

                         (f) neither TCF or any TCF Subsidiary
          shall sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets with an aggregate market value in excess of $250,000, except (A) in the ordinary course of business, including REO; (B) liens and encumbrances for current property taxes not yet due and payable or being contested in good faith; (C) liens and encumbrances which do not materially affect the value of, or materially interfere with the current use or ability to convey, the property subject thereto or affected thereby; and (D) sales of bank branches;

                         (g) neither TCF nor any TCF Subsidiary
          shall acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to TCF on a consolidated basis, except (A) in exchange for debt previously contracted, including REO, (B) the pending merger transaction with Winthrop Resources Corporation, or (C) the transactions contemplated by the conversions of the TCF Subsidiaries which are banks into national banks, the chartering of new national banks in Colorado and Ohio, and the registration of TCF as a bank holding company under BHCA; or

                         (h) TCF shall not agree to do any of the foregoing.


                            ARTICLE 5

               ADDITIONAL COVENANTS AND AGREEMENTS

                    5.1 Filings and Approvals. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all applications or other documents required to comply with applicable laws and regulatory requirements in connection with the Conversion/Reincorporation, the Merger and the Subsequent Merger contemplated by this Agreement, and provide copies of such applications, filings and related correspondence to the other party, including causing any of its subsidiaries to execute and deliver such agreements and documents as may be necessary to effect the transactions contemplated hereby. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on each such application, registration statement or other document. Each party will use all reasonable efforts and will cooperate with the other party in making such filings and taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

                    5.2 Certain Loans and Related Matters. Standard will furnish to TCF a complete and accurate list within 10 days of the date hereof as of the most recent date the reports referred to below have been prepared and, within 15 business days after the end of its reporting cycle (which shall be no less frequently than quarterly), of (a) all of Bank's periodic internal credit quality reports prepared during such reporting period (which reports will be prepared in a manner consistent with past practice), (b) all loans of Bank classified as non-accrual, as restructured, as 90 days past due, and still accruing and doubtful of collection or any comparable classification, (c) all non-residential REO, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations of Bank with respect to any loans, loan participation or state or municipal obligations or revenue bonds and (e) any standby letters of credit issued by Bank.

                    5.3 Monthly Financial Statements. Standard shall furnish TCF with Standard's (and if prepared in the ordinary course of business, each Standard Subsidiary's) balance sheet as of the end of each calendar month after January, 1997 and the related statements of income, within fifteen
          (15) business days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with current practice and shall fairly present the financial positions of Standard or the Standard Subsidiary as of the dates thereof and the results of operations of Standard or the Standard Subsidiary for the periods then ended.

                    5.4 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                    5.5 No Negotiations, etc. Standard will not and will use its best efforts to cause the Standard Subsidiaries and officers, directors, employees, agents and affiliates of Standard and each Standard Subsidiary not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, Standard or any of the Standard Subsidiaries or other similar transaction or business combination involving Standard or any of the Standard Subsidiaries (the "Acquisition Proposal") or, unless the Board of Directors of Standard shall have determined, after consultation with Standard's counsel, that there is a reasonable likelihood that the Board of Directors of Standard has a fiduciary duty to do so, (a) participate in any negotiations in connection with or in furtherance of any of the foregoing or (b) permit any person other than TCF and its representatives to have any access to the facilities of, or furnish to any person other than TCF and its representatives any non-public information with respect to, Standard or any of the Standard Subsidiaries in connection with or in furtherance of any of the foregoing. Standard shall promptly notify TCF if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made, and shall promptly provide TCF with such information regarding such proposal, offer, inquiry or contact as TCF may request.

                    5.6 Notification of Certain Matters.

                         (a) Each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

                         (b) From time to time prior to the Effective
          Time, each party shall promptly supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering an updated Schedule to the other party pursuant hereto with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. Such supplement or amendment to a party's representations and warranties contained in an updated Schedule shall be deemed to have modified the representations and warranties of the disclosing party, and no such supplement or amendment, or the information contained in an updated Schedule, shall constitute a breach of a representation or warranty of the disclosing party; provided that no such supplement or amendment may cure any breach of a covenant or agreement of any party under Articles 4 or 5. Within 20 days after receipt of such supplement or amendment (or if cure is promptly commenced by the disclosing party, but is not effected within the Cure Period (as defined below)), the receiving party may exercise its right to terminate this Agreement pursuant to Section 7.1(i) hereof if the information in such supplement or amendment together with the information in any or all of the supplements or amendments previously provided by the disclosing party indicate that the disclosing party has suffered or is reasonably likely to suffer a Material Adverse Effect which either has not or cannot be cured within 30 days after disclosure to the receiving party (the "Cure Period").

                   5.7  Access to Information; Confidentiality.

                         (a) Standard shall and shall cause each of the Standard Subsidiaries to permit TCF full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to TCF and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of TCF all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Standard and the Standard Subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, Bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to real or personal property), plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets or business activities in which TCF may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of Standard and the Standard Subsidiaries; provided, however, that the foregoing rights granted to TCF shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of Standard set forth herein. In addition, Standard shall instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, such TCF representatives, as arranged through the committee described in Section 4.1(g) hereof, at reasonable hours and with reasonable notice by TCF to such individuals, and to cooperate fully with TCF in planning for the integration of the business of Standard and the Standard Subsidiaries with the business of TCF and the TCF Subsidiaries.

                         (b) TCF shall, and shall cause each of the TCF Subsidiaries to, provide to Standard and its officers, employees and representatives the same rights being granted by Standard and to TCF pursuant to Section 5.7(a); provided, however, that the foregoing rights granted to Standard shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of TCF set forth herein. In addition, TCF shall instruct its officers, employees, counsel and accountants to be available for, and respond to reasonable questions of, representatives of Standard at reasonable hours and with reasonable notice by Standard to such individuals.

                         (c) All information furnished by Standard or TCF pursuant hereto shall be treated as the sole property of the party furnishing the information until the Effective Date, and, if the Effective Date shall not occur, the receiving party shall return to the party which furnished such information, or destroy, all documents or other materials (including copies thereof) containing, reflecting or referring to such information. In addition, the receiving party shall keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information which (A) was already in the receiving party's possession prior to the disclosure thereof to the receiving party by the party furnishing the information, (B) was then generally known to the public, (C) became known to the public through no fault of the receiving party or its representatives or (D) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law or by governmental or regulatory authority.

                   5.8  Filing of Tax Returns and Adjustments.

                         (a) Standard, on its behalf and on behalf of each of the Standard Subsidiaries, shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns, including all Plan returns and reports, for all Tax periods ending on or before the Effective Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Date; provided, however, that neither Standard nor any of the Standard Subsidiaries shall amend any Tax returns, or other returns, elections or information statements which reflects an additional liability for Taxes, or consent to any material adjustment or otherwise compromise or settle any material matters with respect to Taxes, without prior consultation with TCF; provided, further, that neither Standard nor any of the Standard Subsidiaries shall make any election or take any other discretionary position with respect to any material amount of Taxes in a manner inconsistent with past practices, without the prior written approval of TCF, which approval shall not be unreasonably withheld. In the event the granting or withholding of such approval by TCF results in additional Taxes owing for any Tax period ending on or before the Effective Date, the liability for such additional Taxes shall not constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. Standard shall provide TCF with a copy of appropriate workpapers, schedules, drafts and final copies of each material federal and state income Tax return or election of Standard and each of the Standard Subsidiaries (including returns of all Plans) as soon as practicable before filing such return or election and the parties shall reasonably cooperate with each other in connection therewith.

                         (b) TCF, in its sole and absolute discretion, will file (or cause to be filed) all Tax returns of Bank due after the Effective Date. After the Effective Date, TCF, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax returns of Standard and each Standard Subsidiary for all Tax periods.

                   5.9  Registration Statement.

                         (a) For the purpose (i) of holding meetings of shareholders of Standard to approve this Agreement and the transactions contemplated hereby, including the Conversion/Reincorporation, the Merger and the Subsequent Merger, and (ii) of registering with the SEC and with applicable state securities authorities the TCF Common Stock to be issued as contemplated by this Agreement, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/proxy statement satisfying all applicable requirements of the 1933 Act, the 1934 Act, applicable state securities laws and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

                         (b) TCF shall furnish such information
          concerning TCF and the TCF Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to TCF, the TCF Subsidiaries and TCF Common Stock, to be prepared in accordance with Section 5.9(a). TCF agrees promptly to advise Standard if at any time prior to the meeting of Standard's shareholders any information provided by TCF in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to share with Standard the information needed to correct such inaccuracy or omission.

                         (c) Standard shall furnish TCF with such information concerning Standard and the Standard Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Standard or the Standard Subsidiaries to be prepared in accordance with Section 5.9(a). TCF agrees to provide Standard with reasonable opportunity to review and comment on the Prospectus/Proxy Statement. Standard agrees promptly to advise TCF if at any time prior to the meeting of Standard's shareholders any information provided by Standard in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide TCF with the information needed to correct such inaccuracy or omission.

                         (d) TCF shall promptly file the Registration
          Statement with the SEC and applicable state securities agencies. TCF shall use reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. Standard authorizes TCF to utilize in the Registration Statement the information concerning Standard and the Standard Subsidiaries provided to TCF for the purpose of inclusion in the Prospectus/Proxy Statement. TCF shall advise Standard promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and TCF shall furnish Standard with copies of all such documents. Prior to the Effective Date or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act prior to using or disseminating such prospectus.

                         (e) TCF shall use reasonable efforts to cause to be delivered to Standard a letter relating to the Registration Statement from KPMG Peat Marwick LLP, TCF's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Standard, in form and substance reasonably satisfactory to Standard and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                         (f) Standard shall use reasonable efforts to cause to be delivered to TCF a letter relating to the Registration Statement from Ernst & Young LLP, Standard's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to TCF, in form and substance reasonably satisfactory to TCF and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                         (g) TCF shall bear the costs of all SEC
          filing fees with respect to the Registration Statement and the costs of qualifying the TCF Common Stock to be issued in connection with the transactions contemplated by this Agreement under state blue sky laws to the extent necessary. Standard shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to Standard's shareholders. TCF and Standard shall each bear their own legal and accounting expenses in connection with the Registration Statement.

                    5.10 Affiliate Letters. Standard shall obtain and deliver to TCF as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) the date hereof a signed representation letter substantially in the form of Exhibit A hereto from each executive officer and director of Standard and each shareholder of Standard who may reasonably be deemed an "affiliate" of Standard within the meaning of such term as used in Rule 145 under the 1933 Act, and shall obtain and deliver to TCF a signed representation letter substantially in the form of Exhibit A from any person who becomes an executive officer or director of Standard or any shareholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) such person achieves such status. TCF may place appropriate legends on the stock certificates of affiliates of Standard.

                    5.11 Establishment of Accruals. If requested by TCF immediately prior to the Effective Date, Standard shall establish, or shall cause the Bank to establish, consistent with GAAP, such additional accruals and reserves as may be necessary to conform Bank's accounting and credit loss reserve practices and methods to those of TCF (as such practices and methods are to be applied to Bank from and after the Effective Date) and reflect TCF's plans with respect to the conduct of Bank's business following the Merger and to provide for the costs and expenses relating to the consummation by Bank of the transactions contemplated by this Agreement; provided, however, that Bank shall not be required to take such action unless (i) TCF certifies in writing that it has no reason to believe that all conditions to TCF's obligation to consummate the transactions contemplated by this Agreement will not be satisfied, and
          (ii) Bank shall have no reasonable basis for believing that all the conditions to Bank's obligation to consummate the transactions contemplated by this Agreement will not be satisfied. Notwithstanding anything to the contrary contained in this Agreement, no accrual or reserve made by Bank pursuant to this Section 5.11, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on Bank resulting from Bank's compliance with this Section 5.11, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

                    5.12 Employee Benefit Plans.

                         (a) General. Any transfer of employment from Standard or any of Standard Subsidiaries to TCF or any of the TCF Subsidiaries effected by or in connection with the Merger or the Subsequent Merger shall not be considered a termination of employment for purposes of any of the employee benefit plans of Standard or TCF, including any severance plans or arrangements. It is the parties' intention that the employee plans of Standard or any of the Standard Subsidiaries will be merged with applicable TCF plans or discontinued as soon as practicable after the Merger and the employee plans of TCF will be made available to employees of Standard as soon as practicable after the Merger, with employees of Standard of any of the Standard Subsidiaries receiving credit for their pre-Effective Time service with Standard under the TCF benefit plans for eligibility and vesting purposes, but not for purposes of benefit accrual.

                         (b) Medical Plans. TCF intends that employees of Standard and the Standard Subsidiaries who are participating in medical plans of Standard or any Standard Subsidiary at the time of any replacement of such medical plans with the TCF medical plans will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the applicable plans of Standard or any Standard Subsidiary and will receive full credit for prior service with Standard or any Standard Subsidiary toward any waiting periods under the TCF plans and full credit for payment of current and past premiums, co-payments and deductibles under the medical plans of Standard or any Standard Subsidiary toward such items under the TCF medical coverage, and that employees of Standard or any Standard Subsidiary not participating in such plans at the time of their replacement by TCF's medical plans will receive full credit for their pre- Effective Time service with Standard or any Standard Subsidiary toward any waiting period or other service requirements generally applicable under TCF's medical plans.

                         (c) ESOP. The Bank has established an
          employee stock ownership plan (the "ESOP") for the benefit of its employees which is a tax-qualified plan. As of December 31, 1996, the ESOP had purchased an aggregate of 961,070 shares of Standard Common Stock from Standard which had not been allocated to participant accounts or earned by participants and owed Standard an aggregate of $9,610,700 with respect to such shares. The parties intend that, as soon as practicable, to take the actions set forth on
          Schedule 5.12.

                         (d) No Third Party Beneficiaries; Reservation of Rights. Notwithstanding the foregoing provisions of this
          Section 5.12, nothing in this Section 5.12 or in this Agreement shall be deemed to confer upon any employee or former employee of Standard or any Standard Subsidiary, or any other individual, any rights or entitlement to any particular benefits, benefit plans, payments or distributions. Except as expressly provided herein, TCF reserves, on behalf of itself and the boards of directors of any and all of TCF Subsidiaries (including Standard and any Standard Subsidiary after the Effective Date), full authority to amend, terminate, discontinue or otherwise revise their respective employee plans and/or to adopt new plans from time to time subject solely to the discretion of the boards of directors of the entities involved.

                    5.13 Tax Treatment. Each of TCF and Standard shall not take or fail to take, and shall cause their respective affiliates not to take or fail to take, any action which action or failure to act would prevent, or be likely to prevent, the Conversion/Reincorporation or the Merger from qualifying as a "reorganization" within the meaning of
          Section 368(a) of the Code.

                    5.14 Press Releases. TCF and Standard shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

                    5.15 Indemnification and Insurance.

                         (a) From and after the Effective Date, TCF shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer, director, employee or agent of Standard or any Standard Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of TCF, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of Standard or any Standard Subsidiary if such Claim pertains to any matter or fact arising, existing or occurring on or prior to the Effective Date (including, without limitation, the Conversion/Reincorporation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Date (the "Indemnified Liabilities") to the fullest extent permitted by TCF's Charter and Bylaws and applicable Delaware law. Any Indemnified Party wishing to claim indemnification under this Section 5.15(a), upon learning of any Claim, shall notify TCF (but the failure so to notify TCF shall not relieve it from any liability which TCF may have under this Section 5.15(a) except to the extent such failure prejudices TCF) and shall deliver to TCF any undertaking required by Delaware law. The obligations of TCF described in this Section 5.15(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; and provided further that nothing in this Section 5.15(a) shall be deemed to modify applicable Delaware law regarding indemnification of former officers and directors. The foregoing indemnification shall not apply to any actions, suits proceedings, orders or investigations which at the date hereof are pending or, to the Knowledge of Standard or its directors, threatened unless disclosed on Schedule 5.15(a).

                         (b) From and after the Effective Date, the directors, officers and employees of Standard or any Standard Subsidiary who become directors, officers or employees of TCF, the Resulting Institution or any other of the TCF Subsidiaries, shall also have indemnification rights with prospective application. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of TCF are entitled under the provisions of the Charter, Bylaws or similar governing documents of TCF, the Resulting Institution and the other TCF Subsidiaries, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

                         (c) TCF shall cause the Resulting Institution and any successor thereto to maintain directors and officers liability insurance comparable to that being maintained by TCF on the date hereof, or continue the existing insurance being maintained by Standard, for the benefit of the current and former directors and officers of Standard or any Standard Subsidiary for a period of three years after the Effective Time, which insurance shall provide coverage for acts and omissions occurring on or prior to the Effective Date; provided, further, that officers and directors of Standard or any Standard Subsidiary may be required to make application and provide customary representations and warranties to TCF's or the Resulting Institution's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will be in an amount not less than the annual aggregate of such coverage currently provided by Standard.

                         (d) The contractual obligations of TCF
          provided under Sections 5.15(a) through 5.15(c) hereof are intended to benefit, and be enforceable against TCF directly by, the Indemnified Parties, and shall be binding on all respective successors of TCF.

                    5.16 TCF SEC Reports. TCF shall continue to file all reports with the SEC necessary to permit the shareholders of Standard who are "affiliates" of Standard (within the meaning of such term as used in Rule 145 under the 1933 Act) to sell the TCF Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the 1933 Act if they would otherwise be so permitted. After the Effective Date, TCF will file with the SEC such reports and other materials required to be filed by TCF under the federal securities laws on a timely basis.

                    5.17 Securities Reports. Each of TCF and Standard agree to provide to the other party copies of all reports and other documents filed under the 1933 Act or 1934 Act with the SEC by it between the date hereof and the Effective Date within five days after the date such reports or other documents are filed with the SEC.

                    5.18 Stock Exchange Listing. TCF shall use its best efforts to list on the NYSE, subject to official notice of issuance, the shares of TCF Common Stock to be issued in the Merger.

                    5.19 Shareholder Approval. Standard shall call a meeting of its shareholders for the purpose of voting upon this Agreement, the Conversion/Reincorporation and the Merger and shall schedule the date of such meeting after consultation with TCF. The Board of Directors of Standard shall recommend approval of this Agreement, the Conversion/Reincorporation and the Merger, and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain approvals from its shareholders; provided, however, that the Board of Directors of Standard may fail to make the recommendation, and/or to seek to obtain the shareholder approval, referred to above, or withdraw, modify or change any such recommendation, if such Board of Directors determines, after consultation with counsel to Standard, that the making of such recommendation, the seeking to obtain such shareholder approval, or the failure to so withdraw, modify or change its recommendation, is reasonably likely to constitute a breach of the fiduciary or legal obligations of Standard's Board of Directors.

                    5.20 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party. Each party will promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any governmental or regulatory authority or third party or which would otherwise prevent or materially delay completion of the Merger.

                    5.21 Standard Severance/Change in Control
          Arrangements. TCF agrees to perform, or, as applicable, cause the Resulting Institution or any of its controlled subsidiaries to perform, the terms of any contractual arrangements, including severance and change of control arrangements, as disclosed in Schedule 3.13 as in effect on the date hereof. TCF agrees that the transactions contemplated by this Agreement constitute a change of control of Standard for purposes of any severance arrangements referred to above.

                    5.22 Headquarters of Resulting Institution. It is TCF's current intention to maintain the headquarters of the Resulting Institution in the current location of Bank's headquarters.

                    5.23 Conversion/Reincorporation. Standard shall use its best efforts to effect the Conversion/Reincorporation in a manner reasonably acceptable to TCF immediately prior to the Effective Time.

                    5.24 Private Letter Ruling. If TCF and Standard mutually agree to apply for an Internal Revenue Service private letter ruling to the effect that the Conversion/Reincorporation, the Merger and the Subsequent Merger constitute a reorganization within the meaning of
          Section 368(a) of the Code, the parties will reasonably cooperate with each other in connection with such ruling request, including TCF providing Standard's tax counsel a reasonable opportunity to review and comment on submissions to the IRS and to participate in conferences with the IRS. In event a favorable ruling is received from the IRS prior to the Effective Date, the conditions to closing in Sections 6.2(g) and 6.3(h) shall be deemed satisfied.


                               ARTICLE 6

                              CONDITIONS

                    6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

                         (a) Regulatory Approval. Regulatory approval for the consummation of the transactions contemplated hereby, including the Conversion/Reincorporation, the Merger and the Subsequent Merger, shall have been obtained from the applicable Bank Authority or Bank Authorities and all applicable statutory or regulatory waiting periods shall have lapsed.

                         (b) No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

                         (c) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

                         (d) Registration Statement. The Registration
          Statement shall have been declared effective and shall not be subject to a stop order of the SEC, and, if the offer and sale of TCF Common Stock in the Merger pursuant to this Agreement is required to be registered under the securities laws of any state, the Registration Statement shall not be subject to a stop order of the securities commission in such state.

                         (e) Listing. The TCF Common Stock to be
          issued to holders of Standard Common Stock shall have been approved for listing on the NYSE subject to official notice of issuance.

                         (f) Adverse Proceedings. There shall not be instituted or pending any action or proceeding before any court by any governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with the transactions contemplated hereby, (ii) seeking to prohibit direct or indirect ownership or operation by TCF of all or a material portion of the business or assets of Standard and the Standard Subsidiaries, or to compel TCF or any of the TCF Subsidiaries or Standard or any of the Standard Subsidiaries to dispose of all or a material portion of the business or assets of TCF or Standard and the Standard Subsidiaries, as a result of the transactions contemplated hereby, or (iii) seeking to require direct or indirect divestiture by TCF of any material portion of its business or assets or of the business or assets of Standard and the Standard Subsidiaries.

                         (g) Governmental Action. After the date
          hereof, there shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.1(f).

                    6.2 Additional Conditions to Obligation of
          Standard. The obligation of Standard to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

                         (a) Representations and Compliance. The
          representations and warranties of TCF set forth in Article 2 shall have been true and correct as of the date hereof, and shall be true and correct as of the Effective Date as updated pursuant to Section 5.6(b) if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on TCF. TCF shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

                         (b) Officers' Certificate of TCF. TCF shall have furnished to Standard a certificate of the Chief Executive Officer or the President and the Chief Financial Officer of TCF, dated as of the Effective Date, in which such officers shall certify to their best Knowledge that they have no reason to believe that the conditions set forth in Section 6.2(a) have not been fulfilled.

                         (c) TCF's Secretary's Certificate. TCF shall have furnished to Standard (i) copies of the text of the resolutions by which the corporate action on the part of TCF and Merger Sub necessary to approve this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of TCF by its corporate secretary or one of its assistant corporate secretaries certifying to Standard that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective Date executed on behalf of each of TCF and Merger Sub by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of TCF or Merger Sub executing this Agreement, the Articles of Merger or any other agreement, certificate or other instrument executed pursuant hereto by TCF or Merger Sub, as the case may be.

                         (d) Opinion of Counsel to TCF. Standard shall have received an opinion letter dated as of the Effective Date addressed to Bank from Gregory J. Pulles, Esq., General Counsel and Secretary of TCF, based on customary reliance and subject to customary qualifications to the effect that:

                                   (i)  TCF is a corporation duly
                    incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a validly existing and in good standing under the laws of the United States of America.

                                  (ii)  TCF has the corporate power
                    to consummate the transactions on its part contemplated by this Agreement. TCF has taken all requisite corporate action to authorize this Agreement and the Merger, and Merger Sub has taken all requisite corporate action to authorize the Merger and the Articles of Merger. This Agreement has been duly executed and delivered by TCF and the Articles of Merger have been duly executed by Merger Sub and, assuming they are the valid and binding obligation of Standard, constitute the valid and binding obligations of TCF and Merger Sub to which it is a party enforceable in accordance with their terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

                                 (iii)  The execution and delivery
                    of this Agreement by TCF and the Articles of Merger by Merger Sub and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under their respective Charter or Bylaws or, to his Knowledge, (A) any material agreement, arrangement or understanding to which TCF or Merger Sub is a party, (B) any material license, franchise or permit affecting TCF or Merger Sub, or (C) any law, regulation, order, judgment or decree applicable to TCF or Merger Sub.

                                  (iv)  No authorization, consent
                    or approval of, or filing with, any public body, court or authority is necessary for the consummation by TCF or Merger Sub of the transactions contemplated hereby which has not been obtained or made.

                                   (v)  The authorized capital of
                    TCF consists of (A) ____________ shares of TCF Common Stock of which ______ shares are duly issued and outstanding and _____ shares are reserved for issuance upon exercise of the TCF Stock Plans, and (B) ____________ shares of preferred stock, of which _________ shares are outstanding.

                                  (vi)  The shares of TCF Common
                    Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

                              (e)  Standard Shareholder Approval.  This
               Agreement, the Conversion/Reincorporation and the Merger shall have been approved by the affirmative vote of the holders of the percentage of Standard capital stock required for such approval under Delaware law and the provisions of Standard's Charter and bylaws.

                              (f)  Material Adverse Effect.  Since the
               date of this Agreement, TCF has not suffered or experienced a Material Adverse Effect, except this subsection shall not apply to matters properly disclosed to Standard by TCF in any Schedule to this Agreement delivered by TCF upon the execution of this Agreement or in any supplement or amendment delivered by TCF pursuant to Section 5.6(b) for which Standard has a specific right of termination under Section 7.1(i) hereof.

                              (g)  Tax Opinion.  Standard shall have
               received an opinion dated the Effective Date from Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to Standard, in form and substance reasonably satisfactory to Standard, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, (i) no gain or loss will be recognized for federal income tax purposes as a result of the Conversion/Reincorporation and (ii) the Conversion/Reincorporation, the Merger and the Subsequent Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom (Illinois) may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Standard, Bank, TCF, Merger Sub and others.

                         6.3  Additional Conditions to Obligation of
               TCF. The obligation of TCF to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

                              (a)  Representations and Compliance.  The
               representations and warranties of Standard in this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Effective Date as updated pursuant to Section 5.6(b) as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on Standard; and Standard shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

                              (b)  Officers' Certificate of Standard.
               Standard shall have furnished to TCF certificates of the Chief Executive Officer and the Chief Financial Officer of Standard, dated as of the Effective Date, in which such officers shall certify to their best Knowledge that they have no reason to believe that the conditions set forth in Section 6.3(a) have not been fulfilled.

                              (c)  Secretaries' Certificate.  Standard
               shall have furnished to TCF (i) copies of the text of the resolutions by which the corporate action on the part of Standard and the Standard Subsidiaries necessary to approve this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby were taken,
               (ii) certificates dated as of the Effective Date executed on behalf of Standard by its corporate secretary or one of its assistant corporate secretaries certifying to TCF that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective Date executed on behalf of Standard by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer executing this Agreement, the Articles of Merger or any other agreement, certificate or other instrument executed pursuant hereto or thereto.

                              (d)  Opinion of Counsel to Standard and
               Bank. TCF shall have received an opinion letter dated as of the Effective Date addressed to TCF from Randall R. Schwartz, Vice President and General Counsel of Standard, based on customary reliance (including reliance on in-house and/or local counsel as to matters other than federal law) and subject to customary qualifications, to the effect that:

                                   (i)  Standard is a corporation
                    duly incorporated, validly existing and in good standing under the laws of the State of Delaware. New Bank and Bank are each a federally chartered savings bank duly organized and validly existing under the laws of the United States.

                                  (ii)  Each of [specified
                    principal Standard Subsidiaries] is a
                    corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

                                 (iii)  The execution and delivery
                    of this Agreement and the Articles of Merger by Standard and New Bank to which each is a party and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under the respective Charter or Bylaws of Standard or New Bank or any of [specified principal Standard Subsidiaries] or, to the best of such counsel's Knowledge, (A) any material agreement, arrangement or understanding to which Standard, New Bank or any of [specified principal Standard Subsidiaries] is a party,
                    (B) any material license, franchise or permit affecting Standard, New Bank or any of [specified principal Standard Subsidiaries] or
                    (C) any material law, regulation, order, judgment or decree applicable to Standard, New Bank or any of [specified principal Standard Subsidiaries].

                                  (iv)  The authorized capital of
                    New Bank consists of _____________  shares of
                    common stock of which            shares are
                    duly issued and outstanding.

                                   (v)  No holder of the capital
                    stock of New Bank is entitled to any preemptive or other similar rights with respect to the capital stock of New Bank.

                                  (vi)  All of the issued and
                    outstanding shares of each the Standard
                    Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

                                 (vii)  Each of Standard and the
                    Standard Subsidiaries has the corporate power to consummate the transactions on its respective part contemplated by this Agreement and the Articles of Merger. Standard and New Bank have duly taken all requisite corporate action to authorize this Agreement and the Articles of Merger and this Agreement and the Articles of Merger have been duly executed and delivered by Standard or New Bank, as the case may be, and, assuming they are the valid and binding obligations of TCF and Merger Sub under this Agreement, constitute the valid and binding obligations of Standard or New Bank enforceable in accordance with their terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

                                (viii)  No authorization, consent
                    or approval of, or filing with any public body, court or public authority by Standard, is necessary for the consummation by Standard of the transactions contemplated by this Agreement, the Articles of Merger or the Conversion/Reincorporation which has not been obtained or made.

                              (e)  Affiliate Letters.  TCF shall have
               received the letters referred to in Section 5.10 from all executive officers and directors of Standard and all shareholders who are affiliates of Standard.

                              (f)  Material Adverse Effect.  Since the
               date of this Agreement, Standard shall not have suffered or experienced a Material Adverse Effect, except this subsection shall not apply to matters properly disclosed to TCF by Standard in the Schedules delivered upon execution of this Agreement or a supplement or amendment delivered by Standard pursuant to Section 5.6(b) for which TCF has a specific right of termination under
               Section 7.1(i) hereof.

                              (g)  Dissenting Shares.  The aggregate
               number of Dissenting Shares shall not exceed ten percent (10%) of the outstanding shares of Standard Common Stock on the Effective Date.

                              (h)  Tax Opinion.  TCF shall have received
               an opinion dated the Effective Date from Fried, Frank, Harris, Shriver & Jacobson, counsel to TCF, or KPMG Peat Marwick LLP, TCF's independent auditors, in form and substance reasonably satisfactory to TCF, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, (i) no gain or loss will be recognized for federal income tax purposes as a result of the Conversion/Reincorporation and (ii) the Conversion/Reincorporation, the Merger and the Subsequent Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Fried, Frank, Harris, Shriver & Jacobson or KPMG Peat Marwick LLP, may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Standard, Bank, TCF, Merger Sub and others.

                              (i)  Burdensome Condition.  After the date
               hereof, there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Conversion/Reincorporation, the Merger or the Subsequent Merger by any federal or state governmental entity which, in connection with the grant of a requisite regulatory approval, imposes any condition or restriction upon the Resulting Institution, TCF or any other TCF Subsidiaries, including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to significantly change the advisability of the consummation of the Merger.

                              (j)  Conversion/Reincorporation.  Standard
               shall have consummated the Conversion/Reincorporation.


                                       ARTICLE 7

                           TERMINATION, AMENDMENT AND WAIVER

                         7.1  Termination.  This Agreement may be
               terminated prior to the Effective Date:

                              (a)  by mutual consent of TCF and
               Standard, if the board of directors of each so determines by vote of a majority of the members of its entire board;

                              (b)  by either TCF or Standard, if any of
               the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy (unless such impossibility shall be due to the action or failure to act in breach of this Agreement by the party seeking to terminate this Agreement);

                              (c)  by Standard, if this Agreement is not
               duly approved by the shareholders of Standard at a meeting of shareholders (or any adjournment thereof) duly called and held for such purpose;

                              (d)  by either TCF or Standard, if the
               Effective Date is not on or before October 31, 1997 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act in breach of this Agreement by the party seeking to terminate this Agreement);

                              (e)  by Standard, if the Average TCF Stock
               Price is less than $37.50 subject, however, to the
               following three sentences.   If Standard makes an
               election to terminate this Agreement under this Section 7.1(e), Standard shall give ten (10) days written notice thereof to TCF (provided that such notice of election may be withdrawn at any time within the aforementioned ten-day period). During the seven-day period commencing with its receipt of such notice, TCF shall have the option to increase the value of the cash, the TCF Common Stock or a combination thereof being offered to shareholders of New Bank such that the per share value of the Merger Consideration (valued at the Average TCF Stock Price in the case of the stock portion of the Merger Consideration) is equal to $24.69 per share (provided that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Code). If TCF so elects within such seven-day period, it shall give prompt written notice to Standard of such election and the increase in the Merger Consideration whereupon no termination shall have occurred and this Agreement shall remain in effect in accordance with its terms (except as the amount of the Merger Consideration shall have been so modified);

                              (f)  by Standard, if (i) Standard has
               complied with the provisions of Section 5.5, (ii) any corporation, partnership, person, other entity or group, as defined in the 1934 Act (other than TCF or any affiliate of TCF) (a "Person"), shall have commenced (as such term is used in Rule 14d-2(b) under the 1934 Act) a bona fide tender offer for all outstanding shares of Standard Common Stock or any Person shall have made a bona fide written offer involving a merger or consolidation of Standard or the acquisition of all or substantially all of its assets or capital stock, (iii) Standard's Board of Directors shall determine, in its good faith judgment, after consultation with its independent financial advisors, that such offer is more favorable to Standard's shareholders when compared to the transactions contemplated hereby, and (iv) Standard's Board of Directors determines upon the advice of its legal counsel that if they failed to recommend such offer or accept such proposal then such failure would be likely to result in a breach of the directors' fiduciary or legal duties; provided, however, that Standard may not terminate this Agreement pursuant to this Section 7.1(f) until the expiration of five business days after written notice of any such offer or proposal referenced in this
               Section 7.1(f) has been delivered to TCF, together with a summary of the terms of any such offer or proposal;

                              (g)  by TCF, if, after the date hereof,
               any Person shall have commenced (as such term is used in Rule 14d-2(b) under the 1934 Act) a bona fide tender offer or exchange offer to acquire at least 25% of the then outstanding shares of Standard Common Stock, and thereafter the Board of Directors of Standard shall have withdrawn, or materially adversely modified or changed its recommendation of this Agreement and the Merger;

                              (h)  by (i) TCF if Standard commits a
               willful breach of its obligations under this Agreement or
               (ii) Standard if TCF commits a willful breach of its obligations under this Agreement; and in each instance such willful breach is not cured within ten days after receipt by the breaching party of written demand for cure by the non-breaching party. For purposes of this Agreement, a "willful breach" means a knowing and intentional violation by a party of any of its covenants, agreements or obligations under this Agreement; or

                              (i)  by TCF or Standard pursuant to
               Section 5.6(b).

                    Any party desiring to terminate this Agreement shall
               give written notice of such termination and the reasons therefor to the other party.

                         7.2  Effect of Termination.

                              (a)  In the event this Agreement is
               terminated (i) by Standard as provided in Section 7.1(f); or (ii) by TCF as provided in either Sections 7.1(g) or 7.1(h), then Standard shall pay to TCF, in immediately available funds, an amount equal to $15,000,000 within ten (10) business days after demand for payment by TCF following such termination.

                              (b)  If this Agreement is terminated (i)
               by Standard as provided in Section 7.1(b) due to the failure to satisfy the conditions of 6.2(e), or (ii) by TCF pursuant to Section 7.1(b) due to the failure of any condition under Section 6.3(a), (b), (c), (d) or (e), Standard shall pay to TCF in immediately available funds, an amount equal to $1,000,000 within ten (10) business days after demand for payment by TCF following such termination. In the event this Agreement is terminated under the circumstances set forth in the first sentence of this Section 7.2(b) and both of the following conditions are satisfied:

                                   (i)  Standard has received an
                    Acquisition Proposal (as defined in Section
                    5.5) from a third party after the date hereof and prior to the termination of this Agreement; and

                                  (ii)  Standard and such third
                    party or an affiliate of such third party enter into a definitive agreement for any Acquisition Proposal (the "Signing Event") within twelve months following the termination of this Agreement, then Standard shall pay to TCF, in immediately available funds, an amount equal to $14,000,000 within ten (10) business days after demand for payment by TCF following the Signing Event.

                              (c)  In the event this Agreement is
               terminated by Standard pursuant to Section 7.1(b) due to the failure of a condition under Section 6.2(a), (b), (c) or (d), TCF shall pay to Standard, in immediately available funds, an amount equal to $1,000,000 within ten
               (10) business days after demand for payment by Standard following such termination.

                              (d)  In the event this Agreement is
               terminated by Standard pursuant to Section 7.1(h), then TCF shall pay to Standard, in immediately available funds, an amount equal to $15,000,000 within ten (10) business days after demand for payment by Standard following such termination.

                    Notwithstanding anything contained in this Agreement
               to the contrary, the payment of the termination fee pursuant to the provision of this Section 7.2 shall be liquidated damages and in lieu of any and all claims that the party entitled to such fee has, or might have, and the party entitled to such termination fee shall not have any other rights or claims against the other party.

                         7.3  Amendment.  This Agreement may not be
               amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto; provided, however, that after approval of this Agreement and the Merger by the shareholders of Standard, no such amendment shall alter or change (i) the amount or kind of consideration to be received in exchange for shares of New Bank Common Stock except as provided herein, or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of shares of Standard Common Stock or New Bank Common Stock.

                         7.4  Waiver.  At any time prior to the
               Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.


                                       ARTICLE 8

                                   GENERAL PROVISIONS

                         8.1 Public Statements. Neither Standard nor TCF shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other party; provided, however, that either TCF or Standard may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by federal securities law. To the extent practicable, Standard and TCF will consult with the other with respect to any such public announcement or statement.

                         8.2  Notices.  All notices and other
               communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

                    If to TCF:

                         TCF Financial Corporation
                         801 Marquette Avenue
                         Minneapolis, MN  55401

                         Attn:  Chairman and Chief Executive Officer


                    with copies to:

                         TCF Financial Corporation
                         801 Marquette Avenue
                         Minneapolis, MN  55401

                         Attn:  Gregory J. Pulles, Vice Chairman and
                                General Counsel

                                   and

                         Kaplan, Strangis and Kaplan, P.A.
                         90 South Seventh Street
                         5500 Norwest Center
                         Minneapolis, MN  55402

                         Attn:  Bruce J. Parker

                    If to Standard:

                         Standard Financial, Inc.
                         800 Burr Ridge Parkway
                         Burr Ridge, IL  60521

                         Attn:  Chairman, President and Chief Executive
                                Officer

                    with copies to:

                         Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 W. Wacker Drive
                         Suite 2100
                         Chicago, IL  60606

                         Attn:  Wayne W. Whalen

                    All such notices and other communications shall be
               deemed to have been duly given as follows: when delivered by hand, if personally delivered; when received, if delivered by registered or certified mail (postage prepaid and return receipt requested); when receipt acknowledged, if faxed or telecopied; and the next day delivery after being timely delivered to a recognized overnight delivery service.

                         8.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and word of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

                         8.4  Severability.  If any term, provision,
               covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                         8.5 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof; and (c) shall not be assigned by operation of law or otherwise.

                         8.6  Survival of Representations, Warranties
               and Covenants. The representations and warranties of the parties set forth herein shall not survive the consummation of the Merger, but covenants that specifically relate to periods, activities or obligations subsequent to the Merger shall survive the Merger. In addition, if this Agreement is terminated pursuant to
               Section 7.1, the covenants contained in Section 5.4, 5.7(c) and 7.2 shall survive such termination.

                         8.7  Schedules.  The Schedules and other
               disclosure referred to in this Agreement shall be delivered as of the date hereof under cover of a letter from the Chief Executive Officer, Vice Chairman, the President or the Chief Financial Officer of Standard, Bank or TCF, as the case may be.

                         8.8  Descriptive Headings.  The descriptive
               headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                         8.9 Parties in Interest. Except as expressly provided in Section 5.15, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person, including but not limited to employees of Standard or any Standard Subsidiary, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                         8.10  Counterparts.  This Agreement may be
               executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.


                    IN WITNESS WHEREOF, TCF and Standard have caused
               this Agreement to be executed on the date first written above by their respective officers.


                                        TCF FINANCIAL CORPORATION

                                        By:  /s/  Gregory J. Pulles
                                           --------------------------------
                                          Gregory J. Pulles
                                          Vice Chairman and General Counsel


                                        STANDARD FINANCIAL, INC.

                                        By:  /s/  David H. Mackiewich
                                           -------------------------------
                                          David H. Mackiewich
                                          Chairman and President



                                                               EXHIBIT A

                           Form of Standard Affiliate Letter
                           ---------------------------------


                                     March __, 1997


               TCF Financial Corporation
               801 Marquette Avenue
               Minneapolis, Minnesota  55402

               Gentlemen:

                    Pursuant to Section 5.10 of the Agreement and Plan
               of Reorganization dated as of March __, 1997 (the "Merger Agreement") between TCF Financial Corporation ("TCF") and Standard Financial, Inc. ("Standard"), I, as an affiliate of Standard, acknowledge that I may transfer the shares of TCF Common Stock received in the Merger contemplated by the Merger Agreement only (i) in a registration under the Securities Act of 1933, as amended (the "1933 Act"),
               (ii) in compliance with the requirements of paragraphs
               (c) and (d) of Rule 145 under the 1933 Act, as indicated in the restrictive legend that will appear on my stock certificate, or (iii) pursuant to another exemption from registration under the 1933 Act for such offer and sale.

                    TCF's and Standard's transfer agent will be given an
               appropriate stop transfer order and will not be required to register any attempted transfer of the shares of TCF Common Stock (as defined in the Merger Agreement) or Standard Common Stock unless the transfer has been effected in compliance with the terms of this letter agreement.

                                          Very truly yours,

                                          ----------------------------
                                          [Name of Standard Affiliate]


               Agreed and accepted this
                   day of March, 1997

               TCF FINANCIAL CORPORATION

               By
                 ------------------------------
                  William A. Cooper
                  Chairman and Chief Executive Officer